                                                                     Exhibit 3.1

                              VIVENDI ENVIRONNEMENT

            EURO 2,600,000,016 BONDS CONVERTIBLE AND/OR EXCHANGEABLE
                     INTO NEW OR EXISTING SHARES OF VIVENDI
                   OR, IF IT IS LISTED, VIVENDI ENVIRONNEMENT
                              GUARANTEED BY VIVENDI

              Obligations a option de conversion et/ou d'echange en
                     actions nouvelles ou existantes Vivendi
                    ou eventuellement Vivendi Environnement,
                    en cas d'introduction en bourse de cette
                         societe, garanties par Vivendi



The euro 2,600,000,016 aggregate principal amount of the bonds (the "Bonds") convertible and/or exchangeable into new or existing shares of Vivendi ("Vivendi") or, if it is listed, Vivendi Environnement, guaranteed by Vivendi, are being offered by way of an offering in France and outside France.

The terms and conditions of the Bonds and certain information in relation to Vivendi Environnement and Vivendi are set out in the translation into English for information purposes only of the French language prospectus which is contained in this document. This document should be read in conjunction with the English language Reference Document of Vivendi ("document de reference") for the year ended 31 December 1998 which accompanies this document.

THIS DOCUMENT CONTAINS A FREE TRANSLATION FOR INFORMATION PURPOSES ONLY OF THE FRENCH LANGUAGE FINAL PROSPECTUS RELATING TO THE ISSUE OF THE BONDS WHICH RECEIVED VISA NO. 99-390 DATED 14 APRIL 1999 OF THE COMMISSION DES OPERATIONS DE BOURSE. IN THE EVENT OF ANY AMBIGUITY OR CONFLICT BETWEEN CORRESPONDING STATEMENTS OR OTHER ITEMS CONTAINED IN THESE DOCUMENTS, THE RELEVANT STATEMENTS OR ITEMS OF THE FRENCH VERSION OF THE PROSPECTUS SHALL PREVAIL. THE REFERENCE DOCUMENT OF VIVENDI FOR THE YEAR ENDED 31 DECEMBER 1998 WHICH ACCOMPANIES THIS DOCUMENT IS A TRANSLATION OF THE FRENCH LANGUAGE DOCUMENT DE REFERENCE OF VIVENDI FOR THE YEAR ENDED 31 DECEMBER 1998 WHICH WAS REGISTERED WITH THE COMMISSION DES OPERATIONS DE BOURSE UNDER NO. R.99-089 DATED 13 APRIL 1999. THE DOCUMENT DE REFERENCE IS AVAILABLE AT THE OFFICES OF SOCIETE GENERALE, GOLDMAN SACHS PARIS INC. ET CIE, VIVENDI ENVIRONNEMENT AND VIVENDI.

Application has been made to list the Bonds on the Premier Marche au Comptant of SBF-Bourse de Paris with effect from 26 April 1999. The existing shares of Vivendi are listed on the Premier Marche a reglement mensuel of the SBF-Bourse de Paris. The existing shares of Vivendi Environnement are not listed on any stock exchange.



SG INVESTMENT BANKING                            GOLDMAN SACHS PARIS INC. ET CIE



                   The date of this document is 14 April 1999.

This document does not constitute an offer or invitation to any person to subscribe to the Bonds. No action has been taken in any jurisdiction other than France that would permit a public offering of the Bonds, or the circulation or distribution of this document or any other offering material, in any jurisdiction where action for that purpose is required.

The distribution of this document and the offering of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this document comes are required to inform themselves about, and to observe, any such restrictions.

THIS DOCUMENT HAS NOT BEEN AND WILL NOT BE SUBMITTED TO THE CLEARANCE PROCEDURES OF THE COMMISSION DES OPERATIONS DE BOURSE AND ACCORDINGLY MAY NOT BE USED IN CONNECTION WITH ANY OFFER OR SALE OF THE BONDS TO THE PUBLIC IN FRANCE.

The delivery of this document or any sale made in connection with the offer of the Bonds shall not imply that the information herein contained is correct at any time subsequent to the date hereof or that there has been no change in the affairs of either Vivendi Environnement or Vivendi and its consolidated subsidiaries since the date of this document.

The Bonds, the guarantee given by Vivendi in respect of Vivendi Environnement's obligations under the Bonds and the shares to be issued upon conversion or delivered upon exchange of the Bonds have not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act") and, subject to certain exceptions, may not be offered or sold in the United States. The Bonds are being offered and sold outside the United States in accordance with Regulation S of the Securities Act. Terms used in this paragraph have the meaning ascribed to such terms in Regulation S.

No representation or warranty, express or implied, is made, and no responsibility is accepted by SG Investment Banking or Goldman Sachs Paris Inc. et Cie as to the accuracy or completeness of the information set out in this document.

                              VIVENDI ENVIRONNEMENT

              A French limited liability company (societe anonyme)
                    with a share capital of euro 15 million
            Registered Office: 42, avenue de Friedland, 75008, Paris
          Registered with the Paris Registry of Companies and Commerce under number 403 210 032


                                FINAL PROSPECTUS


   MADE AVAILABLE TO THE PUBLIC IN RELATION TO THE ISSUE AND ADMISSION TO THE PREMIER MARCHE OF AN AGGREGATE PRINCIPAL AMOUNT OF EURO 2,600,000,016 BONDS
           CONVERTIBLE AND/OR EXCHANGEABLE INTO NEW OR EXISTING SHARES (OBLIGATIONS A OPTION DE CONVERSION ET/OU D'ECHANGE EN ACTIONS NOUVELLES OU EXISTANTES) OF VIVENDI OR, IF IT IS LISTED, OF VIVENDI ENVIRONNEMENT,
                   REPRESENTED BY 9,594,096 BONDS OF EURO 271
                        PRINCIPAL AMOUNT EACH GUARANTEED
                                   BY VIVENDI.

      A legal notice will be published in the Bulletin des Annonces legales obligatoires on 16 April 1999.

--------------------------------------------------------------------------------

                                   [COB LOGO]

                 VISA OF THE COMMISSION DES OPERATIONS DE BOURSE
 Pursuant to articles 6 and 7 of Ordonnance no. 67-833 dated 28 September 1967, this final prospectus has received the visa no. 99-390 dated 14 April 1999 of the Commission des operations de bourse.

--------------------------------------------------------------------------------

                                     Warning

The Commission des operations de bourse draws the attention of the public to the specific characteristics of the financial instruments described in this final prospectus. As they come within the scope of articles 339-1 and 339-3 of the Law of 24 July 1996, the instruments do not have certain of the characteristics of convertible or exchangeable bonds. In particular, in the event of an early redemption or a redemption at maturity, the holders shall be entitled to exercise their rights to receive shares only in the period between the date of the notice announcing such redemption (which shall be published at the latest one month before the redemption date) and the seventh business day preceding the date set for such redemption.

--------------------------------------------------------------------------------

This final prospectus consists of:

- the document de reference of Vivendi, which was registered with the Commission des operations de bourse on 13 April 1999 under the number R 99-089;

- a preliminary prospectus which received visa no. 99-379 from the Commission des operations de bourse on 13 April 1999; and

-        this final prospectus.

Copies of these documents are available for inspection at the offices of Societe Generale and Goldman Sachs Paris Inc. et Cie and also at the registered offices of Vivendi Environnement and Vivendi: 42, avenue de Friedland, 75008, Paris.

The placing is carried out by a syndicate of banks lead-managed by:

SG INVESTMENT BANKING                            GOLDMAN SACHS PARIS INC. ET CIE

                              VIVENDI ENVIRONNEMENT

            PRINCIPAL CHARACTERISTICS OF THE BONDS CONVERTIBLE AND/OR
             EXCHANGEABLE INTO NEW OR EXISTING SHARES OF VIVENDI OR,
              IF IT IS LISTED, OF VIVENDI ENVIRONNEMENT, GUARANTEED
                                   BY VIVENDI


ISSUER

Vivendi Environnement.

GUARANTOR

Vivendi.

PRINCIPAL AMOUNT OF ISSUE

Euro 2,600,000,016 (approximately FRF 17.05 billion) represented by 9,594,096 Bonds with a nominal value of euro 271 (approximately FRF 1,777.64) each which may be increased to euro 3,000,000,081 (approximately FRF 19.68 billion) represented by 11,070,111 Bonds with a nominal value of euro 271 each.

ISSUE PRICE

Euro 271 (approximately FRF 1,777.64) per Bond.

ISSUE DATE AND SETTLEMENT DATE

26 April 1999.

TERM OF THE BONDS

Five years and two hundred and fifty days from the settlement date.

ANNUAL INTEREST

The Bonds will bear interest at a rate of 1.50 per cent per annum, being euro
4.07 per Bond (approximately FRF 26.70), payable annually in arrears on 1 January in each year. In respect of the period from 26 April 1999 to 31 December 1999, an amount of euro 2.79 per Bond (approximately FRF 18.30) in respect of interest for such period will be payable on 1 January 2000.

GROSS YIELD TO MATURITY

2.54 per cent as at the settlement date (in the absence of conversion and/or exchange into shares and in the absence of early redemption).

REDEMPTION AT MATURITY

Redemption in full on 1 January 2005 at the amount of euro 288 per Bond (approximately FRF 1,889.16), representing approximately 106.273 per cent of the nominal value of the Bonds.

EARLY REDEMPTION AT THE OPTION OF VIVENDI ENVIRONNEMENT

Possible (1) by means of purchases in the open market or off-exchange or public offer, (2) at the option of Vivendi Environnement at any time from 1 January 2002 until 31 December 2004 at a price including accrued interest which guarantees to the subscriber a yield equivalent to that which would have been obtained on redemption at maturity, if the product of (i) the then existing conversion/exchange ratio and (ii) the arithmetic mean of the closing prices of a Vivendi share on the SBF - Bourse de Paris calculated over a period of 20 consecutive stock exchange trading days during which the share is quoted as selected by Vivendi Environnement from among the 40 stock exchange trading days preceding the date of publication of a notice concerning such early redemption, exceeds 115 per cent of the early redemption price of each Bond and
(3) at the option of Vivendi Environnement at any time at the early redemption price as defined above, when less than 10 per cent of the Bonds issued remain outstanding. Vivendi Environnement's option to redeem the Bonds prior to maturity will be suspended in accordance with paragraph 2.2.7.3 of this final prospectus either (i) on the date of publication of the definitive decision and of a provisional timetable for the listing of Vivendi Environnement shares, or
(ii) on the date on which the application for listing is filed with the exchange authorities, whichever is the earlier. Vivendi Environnement and Vivendi have undertaken to issue a public announcement of any such filing.

RIGHT TO REDEEM UPON DEFAULT

The Bondholders will have the right to redeem the Bonds in accordance with paragraph 2.2.7.4 immediately upon a default by either Vivendi Environnement or Vivendi of their respective obligations under the Bonds, or if the guarantee given by Vivendi is declared void or if Vivendi ceases to hold 95% of the share capital or voting rights of Vivendi Environnement (other than in the event of the listing of the shares of Vivendi Environnement).

CONVERSION AND/OR EXCHANGE OF THE BONDS FOR SHARES OF VIVENDI

At any time from 26 April 1999, the Bondholders may require that the Bonds are covered and/or exchanged into shares of Vivendi at the conversion/exchange rate of ONE share (subject to adjustment) for ONE Bond. Vivendi may, at its option, deliver new shares and/or existing shares.

CONVERSION OR EXCHANGE OF THE BONDS FOR SHARES IN VIVENDI ENVIRONNEMENT IF VIVENDI ENVIRONNEMENT SHARES ARE LISTED

If Vivendi Environnement is listed, the Bonds will be convertible and/or exchangeable for shares of Vivendi Environnement at a conversion/exchange ratio equal to the ratio of (i) 105% of the average price at which the Bonds are traded and of (ii) the price at which shares in Vivendi Environnement are first listed. Vivendi Environnement and Vivendi do not undertake to the Bondholders to apply for listing of the shares before the Bonds are redeemed. The securities offered in the context of a listing should have a market value, calculated using the initial price at which the shares are listed, of at least euro 5 billion. The number of Vivendi Environnement shares which may be available for the exercise of the right of conversion/exchange into Vivendi Environnement shares shall be equal to at least 25 per cent of the total number of Vivendi Environnement shares offered in this initial listing.

PREFERENTIAL SUBSCRIPTION RIGHTS AND PRIORITY SUBSCRIPTION PERIOD

The shareholders of Vivendi Environnement and of Vivendi have waived their preferential subscription rights and no priority subscription period is applicable.

OFFER TO THE PUBLIC

The Bonds will be offered to the public from 14 April 1999 to 20 April 1999 inclusive. The placing may be closed without prior notice, except with regard to individuals, for whom it will remain open from 14 April 1999 until 20 April 1999 inclusive.

STOCK EXCHANGE PRICE OF ONE SHARE

On 14 April 1999:  euro 223.00 (approximately FRF 1,462.78).

Vivendi Environnement shares are not listed.

CONVERSION RATE FROM EURO INTO FRENCH FRANCS

Amounts in French francs ("FRF") are calculated on the basis of the official rate of euro 1 = FRF6.55957 and are given for information purposes only.

                                    CHAPTER I

                    PERSONS ASSUMING RESPONSIBILITY FOR THIS
                 FINAL PROSPECTUS AND THE AUDIT OF THE ACCOUNTS

1.1      PERSONS RESPONSIBLE FOR THE FINAL PROSPECTUS

         Jean-Marie MESSIER, Chairman of the Board of Directors (President du conseil d'administration) of Vivendi Environnement and Chairman of the Board of Directors of Vivendi.

1.2      CERTIFICATE OF THE PERSON RESPONSIBLE FOR THE FINAL PROSPECTUS

         "To the best of our knowledge, all the information in this final prospectus is true and accurate; this document contains all the information necessary to enable investors to form an opinion as to the assets and liabilities, activities, financial position and financial results and future prospectus of Vivendi Environnement and Vivendi as well as to the rights attached to the securities being offered; this document does not omit any information which could make it misleading."

                      Jean-Marie MESSIER                   Jean-Marie MESSIER
                  The Chairman of the Board            The Chairman of the Board
                   of Directors of Vivendi              of Directors of Vivendi
                        Environnement

1.3      PERSONS RESPONSIBLE FOR THE AUDIT OF THE ACCOUNTS

1.3.1    AUDITORS OF VIVENDI ENVIRONMENT

         STATUTORY AUDITORS

         Salustro Reydel, 8, avenue Delcasse 75378 Paris cedex 08, represented by Bernard Cattenoz and Bertrand Vialatte.

         Date of first appointment: in the articles of 24 November 1995, mandate expiring at the end of the general meeting of shareholders called to approve the accounts for the financial year 2000.

         ALTERNATE AUDITORS

         Hubert Luneau, 8, avenue Delcasse 75378 Paris cedex 08.

         Date of first appointment: in the articles of 24 November 1995, mandate expiring at the end of the general meeting of shareholders called to approve the accounts for the financial year 2000.

1.3.2    AUDITORS OF VIVENDI

         STATUTORY AUDITORS

         Salustro Reydel, 8, avenue Delcasse 75378 Paris cedex 08, represented by Edouard Salustro and Bernard Cattenoz, first appointed at the general meeting of shareholders held on 26 June 1987, mandate renewed at the general meeting of shareholders held on 27 June 1996 and expiring at the end of the general meeting of shareholders called to approve the accounts for the 2001 financial year.

             Deloitte Touche Tohmatsu - BMA, 183, avenue Charles de Gaulle, 92200 Neuilly-sur-Seine, represented by Jacques Manardo and Michel Bousquet, first appointed at the general meeting of shareholders held on 23 June 1980, mandate renewed at the general meeting of shareholders held on 29 June 1993 and expiring at the end of the general meeting of shareholders called to approve the accounts for the 1998 financial year.

             The Board of Directors will propose to the general meeting of shareholders which is due to be held on 11 May 1999 that Barbier Frinault et Cie be appointed to replace Deloitte Touche Tohmatsu - BMA as statutory auditors for six financial years.

             ALTERNATE AUDITORS

             Hubert Luneau, 8, avenue Delcasse 75378 Paris cedex 08, first appointed at the general meeting of shareholders held on 29 June 1993, mandate renewed at the general meeting of shareholders held on 26 June 1996 and expiring at the end of the general meeting of shareholders called to approve the accounts for the 2001 financial year.

             Michel Bousquet, 183, avenue Charles de Gaulle, 92200 Neuilly-sur-Seine, first appointed at the general meeting of shareholders held on 29 June 1993 and expiring at the end of the general meeting of shareholders called to approve the accounts for the 1998 financial year.

             The Board of Directors will propose to the general meeting of shareholders due to be held on 11 May 1999 that Maxime Petiet be appointed to replace Michel Bousquet as alternate auditor for a period of six financial years.

1.4          CERTIFICATE OF THE PERSONS RESPONSIBLE FOR THE AUDIT OF THE
             ACCOUNTS

1.4.1 CERTIFICATE OF THE PERSONS RESPONSIBLE FOR THE AUDIT OF THE ACCOUNTS OF VIVENDI ENVIRONNEMENT

             We have verified the financial and accounting information given in the final prospectus (consisting of this document and of the document de reference) and applied such procedures as we considered necessary in accordance with professional standards.

             We have audited the annual accounts for the financial years 1996 to 1998.

             We have no comments to make on the fair presentation of the financial information given in this final prospectus.

                                 SALUSTRO REYDEL
             B. VIALATTE                                       B. CATTENOZ

1.4.2 CERTIFICATE OF THE PERSONS RESPONSIBLE FOR THE AUDIT OF THE ACCOUNTS OF VIVENDI

             We have verified the financial and accounting information given in the final prospectus (consisting of this document and of the document de reference) and applied such procedures as we considered necessary in accordance with professional standards.

             We have audited the company and the consolidated financial statements for the financial years 1996 to 1998.

             We have commented on the fair presentation of the financial and accounting information given in the Statutory Auditors' certificate set out in the document de reference.

                  DELOITTE TOUCHE TOHMATSU - BMA                                   SALUSTRO REYDEL
             J. MANARDO                   M. BOUSQUET                   E. SALUSTRO              B. CATTENOZ

1.5          INFORMATION POLICY


             PERSONS RESPONSIBLE FOR INFORMATION

             Vivendi and Vivendi Environnement

             Name: M. Guillaume Hannezo, Executive Vice President, Finance (Directeur Financier) (01.71.71.17.12)

                           Mme Christine Delavennat, Corporate Communication (Directeur de la Communication) (01.71.71.17.06)

                           Mme Ariane de Lamaze, Financial Analysis and
                           Investorf relations (Responsable des relations avec les investisseurs) (01.71.71.10.84)

             Address:      Vivendi - 42, avenue de Friedland, 75008 Paris

                                   CHAPTER II

                    ISSUE AND ADMISSION TO THE PREMIER MARCHE
              OF THE VIVENDI ENVIRONNEMENT BONDS CONVERTIBLE AND/OR
             EXCHANGEABLE INTO NEW OR EXISTING SHARES OF VIVENDI OR
                   OF VIVENDI ENVIRONNEMENT, IF IT IS LISTED,
                              GUARANTEED BY VIVENDI

2.1               INFORMATION RELATING TO THE ISSUE

2.1.1             AUTHORISATIONS

             On the basis that:

             (a) The general meeting (assemblee generale mixte) of shareholders of Vivendi Environnement held on 9 April 1999, pursuant to its nineteenth resolution:

                    -      authorised the Board of Directors, pursuant to
                           article 180-III of the law on commercial companies, for a period of six months to issue whether in France or abroad, in euros, without any preferential subscription rights for shareholders, bonds in a total maximum nominal amount of euro 3.5 billion, guaranteed by Vivendi, convertible/exchangeable for shares of Vivendi or of Vivendi Environnement if it is listed. The shares in Vivendi or Vivendi Environnement may thus be new or existing shares. However, where Bonds are exchanged for new shares in Vivendi Environnement, the nominal amount of any resulting increase in share capital must not exceed euro 20 billion; and

                    - expressly waived the preferential subscription rights of the shareholders to the shares in Vivendi Environnement to which the securities issued pursuant to this resolution would give rights;

             (b) The general meeting (assemblee generale mixte) of shareholders of Vivendi held on 11 June 1997, pursuant to its eleventh resolution:

                    - authorised the Board of Directors, with the power to delegate to the Chairman, to issue shares of Vivendi, to be issued following the issue by any company of which Vivendi holds, directly or indirectly, more than half the share capital, and with the consent of such company, of securities giving a right by conversion, exchange, reimbursement, presentation of a warrant or any other method, to shares to be issued as part of the share capital of Vivendi, up to a total nominal amount of FRF 6 billion for the issue of such subsidiaries, providing that the resulting increase in the share capital of Vivendi may not exceed FRF 3 billion in total, not taking into account any adjustments which may be made in accordance with applicable law;

                    - expressly waived the preferential subscription rights of the shareholders to the securities issued by such subsidiaries;

                    - expressly waived the preferential subscription rights of the shareholders to the shares to which the securities issued pursuant to this resolution would give rights;

             (c)    The Board of Directors of Vivendi, on 11 March and 8 April
                    1999:

                    - authorised the issue by Vivendi Environnement of bonds giving the right by conversion and/or exchange to new or existing shares in Vivendi and delegating to the Chairman of the Board of Directors the powers necessary to enable him to agree with Vivendi Environnement, or to approve, the terms of the issue;

                    - authorised the grant by Vivendi of an on demand guarantee of all sums due in respect of the securities described above;

             (d) the decision of the Chairman of the Board of Directors of Vivendi dated 13 April 1999, made pursuant to the powers delegated to him under paragraph (c) above;

             The Board of Directors of Vivendi Environnement resolved on 14 April 1999 to issue bonds convertible and/or exchangeable into new or existing shares of Vivendi or, Vivendi Environnement, if it is listed, in a total nominal amount of euro 2,600,000,016 which may be increased to euro 3,000,000,081 having a yield to maturity of
             2.54 per cent and for a period of 5 years and 250 days, as described in Chapter II of this final prospectus.

2.1.2        NUMBER AND NOMINAL AMOUNT OF THE BONDS, PROCEEDS OF THE ISSUE

             In this final prospectus, the term "Bond" signifies a bond convertible and/or exchangeable into new or existing shares of Vivendi or, if it is listed, Vivendi Environnement.

2.1.2.1      NUMBER AND NOMINAL AMOUNT OF THE BONDS

             Vivendi Environnement's euro 2.600,000,016 1.5 per cent Bonds 1999/2005 will be initially represented by 9,594,096 Bonds of euro 271 each, convertible and/or exchangeable into new or existing shares of Vivendi or, if it is listed, into new or existing shares of Vivendi Environnement and may be increased to euro 3,000,000,081 represented by 11,070,111 Bonds of euro 271 each.

2.1.2.2      PROCEEDS OF ISSUE

             The gross proceeds of the issue will be euro 2,600,000,016 and may be increased to euro 3,000,000,081.

             The net proceeds of the issue, after deducting from the gross proceeds euro 39 million which relate to the fees due to the financial intermediaries and an estimated amount of euro 2 million covering legal and administrative costs, will be euro 2,559,000,016 and may be increased to euro 2,953,000,081.

2.1.3        STRUCTURE OF THE ISSUE

2.1.3.1      OFFERS

             The Bonds, which are offered as part of a global offering, will be offered:

             -    in France, to legal entities and individuals;

             - outside France and the United States of America, in accordance with the rules applicable to each jurisdiction in which the Bonds are offered.

             No specific tranche is designated for foreign markets.

2.1.3.2      SELLING RESTRICTIONS

             The distribution of the final prospectus or the sale of the Bonds may, in certain jurisdictions, be subject to specific regulations. Any person in possession of the final prospectus should familiarise himself and comply with any local restrictions.

             The institutions responsible for the placing will comply with the laws and regulations in effect in jurisdictions in which offers of the Bonds are made and, in particular, with the following selling restrictions.

             UNITED KINGDOM SELLING RESTRICTIONS

             Each institution participating in the offering agrees that:

             (a) it has not offered or sold, and will not, prior to the date six months following the date of their issue, offer or sell any Bonds in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

             (b) it has complied and will comply with all applicable provisions of Financial Services Act 1986 with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom;

             (c) it has only issued or passed on, and it will issue or pass on, in the United Kingdom any document received by it in connection with the issue or sale of the Bonds to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the documents may otherwise lawfully be issued or passed on.

             UNITED STATES SELLING RESTRICTIONS

             The Bonds, the guarantee and the shares in Vivendi and Vivendi Environnement to be issued or delivered upon conversion or exchange thereof, have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and, subject to certain exceptions, may not be offered or sold in the United States.

             The Bonds will be offered and sold outside the United States in accordance with Regulation S of the Securities Act.

             Terms used in the preceding two paragraphs have the meaning ascribed to such terms in Regulation S under the Securities Act.

2.1.4        PREFERENTIAL SUBSCRIPTION RIGHTS AND PRIORITY SUBSCRIPTION PERIOD

             The shareholders of Vivendi Environnement have expressly waived their preferential subscription right (droit preferentiel de souscription) to the Bonds being issued. This resolution also included an express waiver by the shareholders of Vivendi Environnement of their preferential subscription rights to the new shares in Vivendi Environnement, if it is listed, to be issued on conversion of the Bonds.

             The shareholders of Vivendi have also expressly waived their preferential subscription rights to the Bonds being issued (primary issue) and their preferential subscription rights to the new shares in Vivendi issued on conversion of the bonds (secondary issue).

             No priority subscription period for the shareholders is applicable.

2.1.5        DURATION OF OFFER

             The offer will be open from 14 April 1999 to 20 April 1999 and may be closed without prior notice, except in the case of individuals, for whom it will remain open from 14 April 1999 to 20 April 1999 inclusive.

2.1.6        FINANCIAL INSTITUTIONS RESPONSIBLE FOR THE OFFERING

             The placing will be carried out by a syndicate of banks lead-managed by Societe Generale and Goldman Sachs Paris Inc. and Cie. Orders for subscription should be lodged with Societe Generale, Goldman Sachs Paris Inc. and Cie, Bayerische Landesbank, Lazard Capital Markets, ABN Amro Rothschild, Banque Nationale de Paris, Credit Lyonnais, Deutshe Bank, Merrill Lynch International.

2.2          TERMS AND CONDITIONS OF THE BONDS

2.2.1        FORM, DENOMINATION AND DELIVERY OF BONDS

             The Bonds to be issued by Vivendi Environnement constitute neither convertible bonds for the purposes of articles 195 onwards of the Law no. 66-537 of 24 July 1966, nor exchangeable bonds for the purposes of articles 200 onwards of such Law, but rather constitute securities carrying rights to shares in the capital of Vivendi, parent company of Vivendi Environnement, within the meaning of article 339-3 of such Law, or, if it is listed, to shares in the capital of Vivendi Environnement within the meaning of article 339-1 of such Law.

             The Bonds are governed by French law.

             The Bonds will be in either bearer or registered form, at the option of the holders. The Bonds will in any event be recorded in accounts held, as the case may be, by:

             - Societe Generale (Services Bancaires Titres et Bourse, B.P. 81236, 44312 Nantes Cedex 3) acting on behalf of Vivendi Environnement in respect of fully registered Bonds (nominatifs purs);

             - an approved intermediary (intermediaire financier habilite) in respect of Bonds in administered registered form (nominatifs administres);

             - an approved intermediary (intermediaire financier habilite) in respect of Bonds in bearer form.

             Settlement and delivery will take place through the Sicovam S.A. SLAB system of settlement and delivery (Code 18,073).

             The Bonds will be accepted for clearance through Sicovam S.A., which will ensure the clearing of Bonds between account holders. The Bonds will also be accepted for clearance through the Euroclear system and Cedelbank.

             The Bonds will be recorded in an account and negotiable as from 26 April 1999.

2.2.2        ISSUE PRICE

             At par, being euro 271 per Bond, to be paid in full on the settlement date.

2.2.3        ISSUE DATE

             26 April 1999.

2.2.4        SETTLEMENT DATE

             26 April 1999

2.2.5        NOMINAL INTEREST RATE

             1.5 per cent.

2.2.6        ANNUAL INTEREST

             The Bonds bear interest at a rate of 1.5 per cent per annum on their nominal amount, being euro 4.07 per Bond, payable annually in arrears on 1 January in each year. In respect of the period from 26 April 1999 to 31 December 1999, an amount of euro 2.79 per Bond in respect of interest for such period will be payable on 1 January 2000.

             All interest payments relating to an interest period of less than one year will be calculated on a basis proportionately equivalent to the annual interest rate taking account of the number of days elapsed and using a 365 day year as a reference period (366 day year for a leap year).

             Interest will cease to run from the date of redemption of the Bonds.

             Claims in respect of interest will become void after a period of five years.

2.2.7        REDEMPTION

2.2.7.1      REDEMPTION AT MATURITY

             The Bonds will be redeemed in full on 1 January 2005 at an amount of euro 288 per Bond, being approximately 106.273 per cent of the nominal value of each Bond.

             Claims in respect of principal will become void after a period of 30 years from the due date of redemption.

2.2.7.2      EARLY REDEMPTION BY PURCHASE OR PUBLIC OFFER

             Vivendi Environnement shall be entitled to redeem the Bonds at any time, without limitation on price or quantity, by purchasing Bonds, whether on the stock exchange or off-exchange or by means of a public purchase or exchange offer. Any such transaction shall not affect the due date for redemption of any Bonds still outstanding.

2.2.7.3      EARLY REDEMPTION AT THE OPTION OF VIVENDI ENVIRONNEMENT

             1. Vivendi Environnement shall be entitled, at its option and at any time from 1 January 2002 to 31 December 2004, to redeem all of the Bonds outstanding, subject to the following conditions:

                  (i) the early redemption price, including accrued interest from the 1 January preceding the early redemption date to the date of actual redemption, shall be determined so as to guarantee to the subscriber, at the date of redemption and taking into account any interest paid in previous years, a gross yield to maturity equivalent to the yield to maturity which would have been payable on redemption at maturity (2.54 per cent);

                  (ii) such early redemption shall only be possible if the product of:

                  - the existing conversion/exchange ratio of Vivendi shares (as defined in paragraph 2.5.3);

                  and

                  - the arithmetic mean of the closing prices of a Vivendi share on the Bourse de Paris calculated over any 20 consecutive stock exchange trading days during which the shares are quoted on such stock exchange as selected by Vivendi Environnement from the 40 consecutive stock exchange trading days preceding the date of publication of a notice relating to such repayment (as set out in paragraphs 2.2.7.5);

                  exceeds 115 per cent of the early redemption price of a Bond.

                  Vivendi Environnement's right to exercise this early redemption option will be suspended on the date of publication of the definitive decision and provisional timetable for the initial listing of Vivendi Environnement shares, (as defined in paragraph 2.5.1.2) or on the date on which application for listing is filed with the exchange authorities, whichever is the earlier. Publication of the definitive decision and provisional timetable should be by way of press release. This right will be reinstated on the fifth stock exchange trading day following first listing of Vivendi Environnement shares or on the fifth stock exchange trading day following the date on which the plan for first listing is cancelled.

                  "stock exchange trading day" shall mean any business day on which the SBF-Bourse de Paris is open for business in Vivendi's shares other than a day on which such trading ceases prior to the exchange's usual closing time.

                  "business day" shall mean any day (other than a Saturday or Sunday) on which banks are open in Paris and on which Sicovam S.A. is open for business.

                  For information purposes, the following table shows, as at the interest payment dates, the minimum quoted price of a Vivendi share and the implied annual growth rate necessary in order for early redemption to occur, and the yield to maturity for the Bondholder who exercises his right to convert into/exchange for Vivendi shares:

                  DATE OF EARLY REDEMPTION       EARLY         MINIMUM SHARE    IMPLIED ANNUAL      YIELD TO
                                            REDEMPTION PRICE     PRICE FOR       MEAN GROWTH      MATURITY IN
                                                                   EARLY          RATE OF A       THE EVENT OF
                                                                REDEMPTION         SHARE(1)       THE EXERCISE
                                                                                                 OF CONVERSION/
                                                                                                 EXCHANGE RIGHT
                  ------------------------    -----------      -------------    --------------   --------------
                       1 January 2002         euro 278.70       euro 320.51         14.47%            7.88%
                       1 January 2003         euro 281.71       euro 323.97         10.67%            6.38%
                       1 January 2004         euro 284.80       euro 327.52          8.55%            5.53%

                  (1) Excluding effect of dividends. Compared to the reference price of euro 223.00 and with a calculation date of 26 April 1999.

             2. Vivendi Environnement shall also be entitled, at its option, to redeem at any time all of the Bonds outstanding at a price equal to the early redemption price (as defined in paragraph 2.2.7.3.1) provided that less than 10 per cent of the number of Bonds initially issued remain outstanding prior to such redemption.

             3. In each case specified in paragraphs 1. and 2. above, the Bondholders shall remain entitled to exercise their right to convert/exchange into Vivendi shares in accordance with the provisions of paragraph 2.5.

2.2.7.4      EARLY REDEMPTION OF THE BONDS UPON DEFAULT

             Representatives of the masse of Bondholders may, by written notice to Vivendi Environnement and with a copy to Vivendi and the centralising agent demand that all the Bonds be redeemed at their early redemption price, (as defined in paragraph 2.2.7.3.1. above) and the Bonds shall so become due and payable, in any of the following circumstances:

             (a) failure by Vivendi Environnement to pay interest on the Bonds on the due date for payment, where such failure is not remedied, either by Vivendi Environnement or by Vivendi pursuant to the guarantee referred to in paragraph 2.2.12 below, within 15 days from the date payment is due;

             (b) failure by Vivendi Environnement or Vivendi, as the case may be, to comply with any other requirement relating to the Bonds or to the guarantee as referred to in paragraph 2.2.12, where such failure is not remedied within 30 days from the receipt by Vivendi Environnement or Vivendi, as the case may be, of written notice from the representatives of the masse of the Bondholders of such failure;

             (c) failure by Vivendi to repay any other loan or guarantee of any indebtedness for borrowed money, in an amount at least equivalent to euro 50 million, when due or on the expiry of any applicable grace period;

             (d) the appointment by Vivendi Environnement or Vivendi of an administrative receiver (conciliateur), as settlement (accord amiable) with their principal creditors, either company being subject to judicial liquidation (liquidation judiciare) or transferring the whole of its business (cession totale de l'entreprise) or any other analogous step or proceeding;

             (e)    the guarantee is declared null or void;

             (f) Vivendi ceases to hold, directly or indirectly, at least 95% of the share capital and voting rights in Vivendi Environnement (except where the shares of Vivendi Environnement are listed);

             (g) shares in Vivendi ceasing to be traded on any stock exchange in the European Union.

2.2.7.5 PUBLICATION OF INFORMATION RELATING TO AN EARLY REDEMPTION OR A REDEMPTION AT MATURITY

             Information relating to the number of Bonds purchased, converted or exchanged and to the number of Bonds still outstanding shall be provided each year to the SBF-Bourse de Paris for publication and shall be available from Vivendi Environnement or the institution responsible for servicing the Bonds.

             In the event that Vivendi Environnement decides to redeem the Bonds upon or prior to maturity, a notice to that effect shall be published, if required by French regulations at that time, in the Journal Officiel, at the latest one month before the date set for redemption. Furthermore, notices announcing such decision shall be published in the financial press and by the SBF-Bourse de Paris.

             Bonds redeemed upon or prior to maturity, Bonds purchased on the stock exchange or off-exchange or by way of public offer and Bonds which have been converted and/or exchanged into shares, shall cease to be outstanding and shall be cancelled in accordance with French law.

2.2.8        GROSS YIELD TO MATURITY

             2.54 per cent as at the settlement date (in the absence of conversion and/or exchange and early redemption of the Bonds).

             On the French bond market, "yield to maturity" means the annual rate which, at a given date, equals, at such rate and on a compound interest basis, the current value of all amounts payable and all amounts receivable under the Bonds (as defined by the Comite de normalisation obligataire).

             By way of example, the following table sets out the share prices which a Vivendi share must reach on the maturity date in order to give, following conversion and/or exchange of the Bonds into shares, the following yields to maturity:

         ------------------------------------  -----------------------------------  ----------------------------------
         YIELD TO MATURITY AS AT SETTLEMENT         SHARE PRICE AT MATURITY           IMPLIED AVERAGE ANNUAL GROWTH
                        DATE                                                               RATE OF A SHARE(2)
         ------------------------------------  -----------------------------------  ----------------------------------
           OAT - 0.79% = 2.54%                       euro 288                                   4.60%
           OAT(1) = 3.33%                            euro 301.43                                5.44%
           OAT + 1% = 4.33%                          euro 319.21                                6.51%
           OAT + 2% = 5.33%                          euro 337.81                                7.58%
           OAT + 3% = 6.33%                          euro 357.27                                8.64%

         (1) Yield to maturity of the Obligation assimilable du Tresor (treasury bond) of the same maturity: 3.33% on 14 April 1999.

         (2) Excluding dividends. Compared to the reference price of euro 223.00 and with a calculation date of 26 April 1999.

2.2.9        TERM AND AVERAGE DURATION OF BONDS

             Five years and two hundred and fifty days as at the settlement date (the average duration is identical to the term of the Bonds in the absence of conversion and/or exchange and early redemption of the Bonds).

2.2.10       FURTHER ISSUES

             If Vivendi Environnement subsequently issues further Bonds having in all respects the same rights as the Bonds, Vivendi Environnement may, without the consent of the Bondholders and provided that terms and conditions of all such Bonds so permit, consolidate the Bonds and such further Bonds, thereby treating them as the same issue for the purposes of trading and servicing.

2.2.11       STATUS AND NEGATIVE PLEDGE

2.2.11.1     STATUS

             The Bonds and the interest thereon constitute direct, general, unconditional, unsubordinated and unsecured obligations of Vivendi Environnement, and rank equally amongst themselves and pari passu with all other unsecured and unsubordinated indebtedness and guarantees, present and future, of Vivendi Environnement.

2.2.11.2     NEGATIVE PLEDGE

             So long as any of the Bonds remain outstanding, Vivendi Environnement shall not grant any charge (hypotheque) over its present or future assets or real property interests, nor any pledge (nantissement) on its business (fonds de commerce), in each case for the benefit of other bonds without granting similar security to the Bondholders and ensuring that the bonds have the same ranking. This undertaking is given only in relation to bond indebtedness (obligations) and does not affect in any way the right of Vivendi Environnement to otherwise dispose of its assets or to grant any security in respect of such assets in any other circumstances.

2.2.12       GUARANTEE

             The payment of all sums by way of interest, capitalised interest, interest for late payment, principal and premium or the delivery of any shares due by Vivendi Environnement under the Bonds will be irrevocably and unconditionally guaranteed by Vivendi in accordance with a guarantee which shall be signed on the date on which the visa for the final prospectus is obtained from the Commission des operations de bourse. The text of the guarantee is reproduced in paragraph 2.7 below.

2.2.13       UNDERWRITING OF OFFER

             A syndicate of banks lead-managed by Societe Generale and Goldman Sachs Paris Inc. et Cie, will underwrite the issue pursuant to the terms of an underwriting agreement which shall be entered into with Vivendi and Vivendi Environnement, on the date on which the visa for the final prospectus is obtained from the Commission des operations de bourse.

2.2.14       RATING

             The rating agencies Moody's Investors Services and Standard & Poors Services have informed Vivendi that they intend to rate the Bonds as Baa2 and BBB+ respectively.

2.2.15       REPRESENTATIONS OF BONDHOLDERS

             In accordance with article 293 of law no. 66-537 of 24 July 1996 on commercial companies, the Bondholders will be grouped together in a collective group ("masse"), which shall have legal personality.

             Pursuant to article 294 of such law, the representatives of the masse will be:

             (a)  Acting representatives of the masse:

                    -   Pierre-Jean Brenugat, 60, rue Violet, 75015 Paris

                    -   Philippe Altuzarra, 2, rue de Thann, 75017 Paris

                   The acting representatives will have the power, without restriction or reservation and acting together or individually, to take, on behalf of the masse, all actions of an administrative nature necessary to protect the interests of the Bondholders.

                   The representatives will exercise their duties until their death, resignation or termination of their duties by a general meeting of the Bondholders or until they become incapable of acting or unable to act. The appointment of the representatives shall automatically cease on the date of final or total redemption, prior to maturity or otherwise, of the Bonds. This appointment will be automatically extended until the final resolution of any proceedings in which the representatives are involved and the enforcement of any judgements rendered or settlements made.

                   Each of these acting representatives shall be entitled to remuneration of euro 500 per year, payable by Vivendi Environnement on 2 January of each year, for so long as there are Bonds which remain outstanding, and commencing on 2 January 2000.

             (b)  Substitute representatives of the masse:

                  - Brigitte Richard-Hidden, 58, avenue Chevreul, 92600 Asnieres-sur-Seine

                  -   John Chartres, 2, rue de Thann, 75017 Paris

                   These substitute representatives will, if necessary, replace one or more of the following representatives if they are unable to act:

                   -   Pierre-Jean Brenugat, 60, rue Violet, 75015 Paris

                   -   Philippe Altuzarra, 2, rue de Thann, 75017 Paris

                   The date on which the appointment of the substitute representative takes effects shall be the date of receipt of the registered letter by which the remaining acting representative, Vivendi Environnement or any other interested party, shall have notified such substitute representative of the inability to act (whether temporary or permanent) of the relevant acting representative; such notification will also be made, if applicable, in the same way to Vivendi Environnement.

                   In the event of temporary or permanent replacement of any acting representative, the substitute representatives shall have the same powers as the acting representatives.

                   They will only become entitled to the annual remuneration of euro 500 if they exercise the duties of an acting representative on a permanent basis. Such remuneration will accrue from the day on which they assume such duties.

                   Vivendi Environnement will assume responsibility for the remuneration of the representatives of the masse, the costs of calling general meetings of the Bondholders and publishing their decisions, any fees linked to the possible designation of the representatives of the masse according to article 297 of law no. 66-537 of 21 July 1966 and all the costs of administration and of management of the masse of Bondholders.

             (c)   General

                   Meetings of the Bondholders shall be held at the registered office of Vivendi Environnement or such other place as is specified in the notice of the meeting.

                   Each Bondholder shall have the right, during the period of 15 days prior to any meeting of the masse, to examine and take copies of or to cause an agent to do so on its behalf, at the registered office or administrative headquarters of the company or at such other place as is specified in the notice for such meeting, the text of the resolutions to be proposed and any reports to be presented to such general meeting.

                   In the event of the consolidation of the Bonds with further issues of Bonds giving identical rights to Bondholders and if the terms and conditions of such Bonds so permit, the Bondholders of all such issues shall be grouped together in a single masse.

2.2.16       TAX REGIME

             Payment of interest and repayment of principal on the redemption of the Bonds are subject to withholding at source of such taxes as the law may impose on the holders of the Bonds.

             On the basis of current legislation, the following summary sets out the tax regime applicable to subscribers for the Bonds. However, all individuals or bodies corporate resident or non-resident for tax purposes in the Republic of France should consult their usual tax advisers for details of the tax regime which applies to them.

             Persons not resident in France for tax purposes should comply with the tax legislation applicable in the jurisdiction in which they are resident.

2.2.16.1  PERSONS RESIDENT IN FRANCE FOR TAX PURPOSES

          1.   Individuals holding the Bonds as part of their private assets

               (a)  Interest and redemption premium

                    Income (interest and redemption premium) received by individuals holding the Bonds as part of their private assets are:

                    - either taken into account in the calculation of the tax payer's income which shall be subject to:

                        -    income tax calculated on a progressive scale

                        - a general social contribution of 7.5 per cent, of which 5.1 per cent is deductible from income tax

                        -    a social deduction of 2 per cent

                        - a social debt repayment contribution of 0.5 per cent;

                    -   or, at the payer's option:

                        - deduction at source at the rate of 15 per cent (article 125-A of the General Tax Code)

                        -    a general social contribution of 7.5 per cent

                        -    a social deduction of 2 per cent

                        - a social debt repayment contribution of 0.5 per cent.

               (b)  Capital gains

                    Pursuant to article 92 B of the General Tax Code, the capital gains realised by individuals holding the Bonds are subject to:

                    - tax at the rate of 16 per cent pursuant to article 200 A2 of the General Tax Code

                    -   a general social contribution of 7.5 per cent

                    -   a social deduction of 2 per cent

                    -   a social debt repayment contribution of 0.5 per cent

                    if the aggregate amount of disposals of securities for the calendar year exceeds the threshold of FRF 50,000.

                    Capital losses can be set off against capital gains of the same type realised in the same year and if necessary, in the five following years.

               (c)  Conversion and/or exchange of the Bonds into shares

                    See paragraph 2.5.6.

             2.   Legal entities subject to corporation tax

                  (a)      Interest and redemption premium

                           Interest accrued on Bonds over the year is included in taxable income and subject to tax at the rate of:

                           - 33 1/3 per cent, being the normal corporate tax rate plus a temporary contribution of 10 per cent, giving a total rate of 36 2/3 per cent, for corporate entities with a turnover of less than FRF 50 million and whose share capital is fully paid and held continuously as to at least 75 per cent by individuals (or by companies which also satisfy these conditions);

                           In relation to the characteristics of this issue, the provisions of article 238 septies E of the General Tax Code relating to the taxation of reimbursement premiums do not apply.

                           -    33 1/3 per cent, plus two temporary
                                contributions of 10 per cent, giving a total rate of 40 per cent, for other corporate entities in respect of financial years ending in 1999 and at the rate of 33 1/3 per cent, plus a temporary contribution of 10 per cent, giving a total rate of 36 2/3 per cent in respect of financial years ending on or after 1 January 2000.

                  (b)      Capital gains

                           Disposal of the Bonds may lead to a gain or loss equal to the difference between the sale price and the acquisition price of the Bonds, which gain will be included in taxable income and taxed at the rate of:

                           - 33 1/3 per cent, being the normal corporate tax rate plus a temporary contribution of 10 per cent, giving a total rate of 36 2/3 per cent, for corporate entities with a turnover of less than FRF 50 million and whose share capital is fully paid and held continuously as to at least 75 per cent by individuals (or by companies which also satisfy these conditions);

                           -    33 1/3 per cent, plus two temporary
                                contributions of 10 per cent, giving a total rate of 40 per cent, for other corporate entities in respect of financial years ending in 1999 and at the rate of 33 1/3 per cent, plus a temporary contribution of 10 per cent, giving a total rate of 36 2/3 per cent in respect of financial years ending on or after 1 January 2000.

                  (c)      Conversion and/or exchange of the Bonds into shares

                           See paragraph 2.5.6.

2.2.16.2     PERSONS NOT RESIDENT IN FRANCE FOR TAX PURPOSES

                  (a)      Interest

                           Bond issues denominated in euros are deemed to be issued outside of the Republic of France in relation to the application of article 131 quater of the General Tax Code (Instruction 5 I-11-98 of 30 September 1998).

                           As a result, interest on the Bonds which is paid to persons who are resident for tax purposes or who have their registered office outside the Republic of France is exempt from the deduction at source provided in article 125-A-III of the General Tax Code.

                           Interest payments are also exempt from the social contributions pursuant to article 1600-OA and following of the General Tax Code.

             (b)    Capital gains

                           Taxation of capital gains provided under article 92 B of the General Tax Code does not apply to gains realised on sales of securities for value by persons who are not domiciled for tax purposes in France (within the meaning of article 4 B of the General Tax
                           Code) or whose registered office is located outside France (article 244 bis C of the General Tax Code).

2.3          LISTING AND TRADING

2.3.1        LISTING

             An application has been made to list the Bonds on the Premier Marche of the SBF-Bourse de Paris. It is expected that listing will occur on 26 April 1999 under Sicovam number 18,073.

2.3.2        RESTRICTION ON TRANSFER OF THE BONDS

             No restrictions are imposed by the terms and conditions of the issue on the free transferability of the Bonds.

2.3.3        LISTING OF SECURITIES OF THE SAME TYPE

             Not applicable.

2.4          GENERAL INFORMATION

2.4.1        PAYING AGENTS

             Societe Generale (Services Bancaires Titres et Bourse, B.P. 81236, 44312 Nantes Cedex 3) will centralise the financial service of the issue (for the payment of interest, redemption of Bonds etc.).

             Administrative service of the Bonds shall be carried out by Societe Generale.

2.4.2        JURISDICTION

             Claims against Vivendi or Vivendi Environnement as defendant will be submitted to the jurisdiction of the courts of the location of the registered office of Vivendi or Vivendi Environnement which will be designated in accordance with the nature of the dispute, unless otherwise provided in the Nouveau Code de Procedure Civile.

2.4.3        USE OF PROCEEDS

             The purpose of this issue is to finance external growth of the Group, and, in particular, to partially finance the acquisition of US Filter Corporation.

2.5 CONVERSION AND/OR EXCHANGE OF BONDS INTO VIVENDI SHARES OR, IF IT IS LISTED, VIVENDI ENVIRONNEMENT SHARES

2.5.1        NATURE OF RIGHTS OF THE CONVERSION AND/OR OR EXCHANGE

2.5.1.1      CONVERSION AND/OR EXCHANGE INTO VIVENDI SHARES

             Bondholders shall have the right to receive new shares and/or existing Vivendi shares at any time after the settlement date of the Bonds (the "Vivendi conversion/exchange right"), subject to the conditions set out in paragraph 2.5.8, which will be discharged or settled by way of set off against amounts owing under the Bonds.

             Vivendi may at its option deliver new and/or existing Vivendi shares.

             At the date of this final prospectus, Vivendi holds, 4,491,530 of its own shares, i.e. 2.78 per cent of the share capital. Vivendi may also acquire further existing shares in the future pursuant to the eleventh resolution of the general meeting (assemblee generale mixte) of the shareholders of 15 May 1998, which authorised the Board of Directors (conseil d'administration) to acquire and dispose of Vivendi's shares, up to a total limit of 10 per cent of its share capital, in order to stabilise the price of the shares or in order to allocate them to employees or in order to cancel them at a later date. This repurchase programme formed the subject of a separate information memorandum registered by the Commission des operations de bourse under no. 98-876 on 12 November 1998.

             At the next general meeting of shareholders (assemblee generale), Vivendi's Board of Directors will propose a resolution to authorise the Board of Directors, up to limit of 10 per cent of Vivendi's share capital and for a duration of 18 months, to carry out transactions on the exchange or otherwise, principally by purchasing Vivendi shares or through options, in order to retain the shares, to stabilise the share price, to allocate them to employees, or carry out exchanges, transfers or sales on or off the stock exchange or in order to cancel the shares. This new share buy-back programme will be the subject of an information memorandum submitted to the Commission des operations de bourse.

2.5.1.2      CONVERSION AND/OR EXCHANGE INTO VIVENDI ENVIRONNEMENT SHARES

             In the event of the listing (as defined below) of Vivendi Environnement, the Bondholders shall have the right to obtain new shares and/or existing shares in Vivendi Environnement (the "Vivendi Environnement conversion/exchange right") which will be fully paid by means of set-off against their rights as Bondholders.

             Vivendi Environnement and Vivendi may each deliver new shares and/or existing shares.

             "listing" of Vivendi Environnement means the public offer made by Vivendi Environnement, at the close of which Vivendi
             Environnement's shares are admitted to trading on a French regulated market for the first time, provided that in the context of this offer to the public:

             (i) the securities offered in the context of listing shall have a market value, calculated using the initial price at which the shares are listed, of at least euro 5 billion;

             (ii) Vivendi Environnement will, at the date of its first listing, encompass the bulk of Vivendi's Utilities Division's activities as at that date.

             Vivendi Environnement and Vivendi have, however given no undertaking to the Bondholders that Vivendi Environnement will be listed before the date of early redemption or at maturity of the Bonds.

             As soon as the 1999 accounts are closed, Vivendi will publish Vivendi Environnement's pro-forma accounts. It is intended that its listing shall only occur after Vivendi has made the maximum use of its tax losses carried forward, that is for about 3 years on current forecasts.

2.5.2        SUSPENSION OF THE CONVERSION/EXCHANGE RIGHT

             In the event of an increase in share capital, an issue of securities conferring rights to receive shares, a merger (fusion) or demerger (scission) or any other financial transaction conferring preferential subscription rights or having a priority subscription period for the benefit of existing shareholders of Vivendi, Vivendi Environnement shall be entitled to suspend the conversion/exchange right for a period not exceeding three months.

             Vivendi shall publish a notice in the Bulletin des Annonces legales obligatoires not less than 15 days prior to the date on which such suspension is to take effect informing the Bondholders of the date on which such suspension is to take effect and the date on which the conversion/exchange right will resume. That information will also be published in a national newspaper and in a notice by the SBF-Bourse de Paris. In no circumstances shall this entitlement cause the Bondholders holding Bonds called for redemption to lose their right to conversion/exchange in the period provided for in paragraph 2.5.3.

2.5.3        EXERCISE PERIOD AND CONVERSION/EXCHANGE RATIO

2.5.3.1      EXERCISE PERIOD AND CONVERSION/EXCHANGE RATIO IN VIVENDI SHARES

             Each Bondholder shall be entitled to exercise its conversion/exchange right in Vivendi at any time from 26 April 1999 until the seventh business day preceding the date set for redemption, subject to paragraph 2.5.7, at a rate of one Vivendi share having a nominal value of euro 16 (the "Vivendi conversion/exchange ratio") for one Bond having a nominal amount of euro 271.

             The Vivendi conversion/exchange right in respect of Bonds redeemed upon or prior to maturity shall expire at the end of the seventh business day preceding the date set for redemption.

             Any Bondholder who has not exercised its Vivendi conversion/exchange right prior to such seventh business day will receive the redemption price as determined in accordance with paragraph 2.2.7.1 or 2.2.7.3, as the case may be.

2.5.3.2 EXERCISE PERIOD AND CONVERSION/EXCHANGE RATIO IN VIVENDI ENVIRONNEMENT SHARES

             Each Bondholder shall be entitled to exercise its conversion/exchange right in the event of the listing of Vivendi Environnement shares pursuant to a timetable and during a period which will be notified to the public in the context of such listing, by means of a notice published in the Bulletin des Annonces legales obligatoires, of a financial notice published in the press, and by a notice of the SBF-Bourse de Paris. This time period will be included in the period during which Vivendi Environnement shares are offered to the public. If Vivendi Environnement shares are not listed after the listing has been announced, the Bonds will be reinstated to Bondholders who wished to exercise their conversion/exchange right into Vivendi Environnement shares which will again benefit from a conversion/exchange right into Vivendi or Vivendi Environnement shares according to the terms of this final prospectus.

             Any Vivendi Environnement conversion/exchange right which is not exercised during that period shall be null and void. If this is the case, the Bondholders shall consequently only have the benefit of the Vivendi conversion/exchange right as set out in paragraph 2.5.1.1.

             The number of Vivendi Environnement shares to which each Bond will give rights to shall be equal to the ratio between;

             (i) 105% of the arithmetical average of the weighted average daily price of the Bonds on the Bourse de Paris as calculated by the SBF-Bourse de Paris over a period of 10 consecutive stock exchange trading days (as defined in paragraph 2.2.7.3), taken from a period of 20 consecutive stock exchange trading days, ending on, and including, the fourth stock exchange trading day which precedes the date on which the exercise period ends; and

             (ii) the offer price of the Vivendi Environnement shares on first listing.

             This number shall be calculated to the third decimal place, rounding to the nearest thousandth (0.0005 being rounded up).

2.5.4        EXERCISE OF THE CONVERSION/EXCHANGE RIGHT

             To exercise their conversion/exchange rights in Vivendi and in Vivendi Environnement shares in the event of first listing of the latter, Bondholders should make their request to the intermediary with whom their Bonds are registered. Societe Generale will ensure the co-ordination of all such requests.

2.5.4.1      EXERCISE OF THE VIVENDI CONVERSION/EXCHANGE RIGHT

             Any request for the exercise of the Vivendi conversion/exchange right received by Societe Generale in its capacity as centralising agent during a calendar month (the "exercise period") will take effect on the earlier of the following dates (the "exercise date"):

             (i)  the last business day of such calendar month; and

             (ii) the seventh business day preceding the date set for
                  redemption.

             In respect of Bonds having the same exercise date, Vivendi shall be entitled, at its option, to choose between:

             -    the conversion of Bonds into new shares;

             -    the exchange of Bonds into existing shares; or

             -    the delivery of a combination of new and existing shares.

             All holders of Bonds having the same exercise date will be treated equally and will have their shares converted and/or exchanged, as the case may be, in the same proportion, subject to any rounding adjustments.

             Bondholders will receive shares on the seventh business day following the exercise date.

2.5.4.2      EXERCISE OF THE VIVENDI ENVIRONNEMENT CONVERSION/EXCHANGE RIGHT

             Any request for the exercise of the Vivendi Environnement conversion/exchange right should be sent to Societe Generale in its capacity as centralising agent. Any such request shall take effect on the same date. These requests will follow the procedures, including the procedures as to timing, which shall be set out in the listing prospectus.

             Vivendi Environment and Vivendi may choose between:

             -    the conversion of Bonds into new shares;

             -    the exchange of Bonds into existing shares;

             -    the delivery of a combination of new and existing shares.

             All holders of Bonds shall be treated equally and will have their shares converted and/or exchanged, as the case may be, in the same proportion, subject to any adjustments for rounding.

             The number of Vivendi Environnement shares which would be available for the exercise of the Vivendi Environnement conversion/exchange right shall be at least 25 per cent of the total number of Vivendi Environnement shares offered in this initial listing.

             If this number of shares is insufficient to fulfil all of the requests for Vivendi Environnement conversion/exchange shares received, the number of Bonds retained for conversion/exchange into Vivendi Environnement shares will be reduced proportionately. The number of Bonds retained shall be calculated by comparing (a) the total number of shares set aside for the exercise of the conversion/exchange right for shares linked to Bonds and (b) the number of Vivendi Environnement shares obtained by applying the Vivendi Environnement conversion/exchange ratio to the total number of Bonds presented. Any Bond not retained shall be delivered back to the Bondholder and thereafter shall only be convertible and/or exchangeable into Vivendi shares as set out in paragraph 2.5.1.1.

2.5.5 RIGHTS OF BONDHOLDERS TO INTEREST PAYMENTS ON THE BONDS AND DIVIDENDS IN RESPECT OF SHARES DELIVERED

             In the event of an exercise of the conversion/exchange right, no interest will be payable to Bondholders in respect of the period from the last interest payment date preceding the exercise date to the date on which shares are delivered.

             New shares issued as a result of a conversion of Bonds will carry full rights as from the first day of the financial year in which the exercise date occurs. Such shares will carry the right, in respect of such financial year and all subsequent financial years, on the same basis as shares with the same nominal value, to the same dividend as that distributed to other shares having identical rights.

             Shares delivered pursuant to an exchange will be existing ordinary shares carrying full rights and conferring upon their holders, as from the date of their delivery, all financial rights that are attached to them. However, in the event that the dividend rights are quoted separately between the date of exercise and the date of delivery, the Bondholders will not benefit from this right to a dividend and they will have no right of indemnity in this respect.

2.5.6        TAX REGIME ON CONVERSION AND/OR EXCHANGE

             Under current French legislation, the following tax regime applies:

2.5.6.1      REGIME ON CONVERSION OF BONDS INTO NEW SHARES

             1.   Individuals holding securities as part of their private assets

             The conversion of Bonds into shares is not deemed to be a chargeable disposal (article 92 B-1 of the General Tax Code).

             In the event of a subsequent disposal of shares, the net capital gain, calculated on the basis of the acquisition price or value of the Bonds, is subject to the capital gains tax regime which applies to marketable securities (articles 92B and 94A-5 of the General Tax
             Code). The amount of any fractional entitlement paid or received will be added to or subtracted from, as the case may be, the acquisition price of the Bonds delivered upon conversion.

             When they are taxable, capital gains are taxed at a rate of 26 per cent (composed of 16 per cent relating to income tax, 2 per cent relating to a social contribution, 7.5 per cent relating to a general social contribution and 0.5 per cent relating to the social debt repayment contribution).

             2.   Legal entities subject to corporation tax

             Capital gains realised on conversion of the Bonds by legal entities resident in France for tax purposes, and which are subject to corporation tax, benefit from the tax deferral provided for in article 38-7 of the General Tax Code, provided that any fractional entitlement, if applicable, does not exceed 10 per cent of the nominal value of the shares delivered upon conversion or the amount of the capital gain realised. In the event that a fractional entitlement is paid which is less than 10 per cent of the nominal value of the shares delivered upon conversion, any capital gain realised will, up to the amount of the fractional entitlement received, be treated as taxable profit for the financial year during which the conversion occurs. On a subsequent disposal of the shares delivered upon conversion, the capital gain or loss attributed to such disposal will be calculated on the basis of the value for tax purposes that the Bonds were deemed to have had for the transferor.

             The tax deferral is conditional upon the legal entity satisfying the annual disclosure requirements provided for by article 54 septies I and II of the General Tax Code until the expiry date of such deferral.

2.5.6.2      REGIME ON EXCHANGE OF BONDS INTO EXISTING SHARES

             1. Individuals holding securities as part of their private assets

             The exchange of Bonds into existing shares is deemed to be a chargeable transfer. Any capital gain will be equal to the difference between the value of the shares delivered upon exchange and the acquisition price of the Bonds. Any such gain will be taxable in the circumstances described in paragraph 2.2.16.1 1.(b).

             The same will apply in the case of a transfer of both new and/existing shares for a Bond.

             2. Legal entities subject to corporation tax

             The tax deferral regime does not apply to the exchange of Bonds into existing shares. In this case, any profit resulting from an exchange will be subject to corporation tax as specified by French law, as described in paragraph 2.2.16.1 2.(b).

             The same will apply in the case of a transfer of both new and existing shares for a Bond.

2.5.7        MAINTENANCE OF BONDHOLDERS' RIGHTS

2.5.7.0 MAINTENANCE OF BONDHOLDERS' RIGHTS IN THE EVENT OF VIVENDI ENVIRONNEMENT ENTERING INTO FURTHER FINANCIAL TRANSACTIONS

             The attention of the Bondholders is drawn to the fact that the Vivendi Environnement conversion/exchange right does not correspond to a number of shares which is fixed a priori per Bond. This conversion/exchange right is based on the future ratio between, on the one hand, 105 per cent of an average of the stock exchange price of the Bonds and, on the other hand, the price of the Vivendi Environnement shares on listing of (see paragraph 2.5.3.2). As a result, in the event of financial transactions involving Vivendi Environnement (such as the issue of securities carrying preferential subscription rights, the increase of share capital by capitalisation of reserves, etc.), the rights of the Bondholders will be automatically maintained through the evolution in this ratio.

             However, in the event that Vivendi Environnement is subject to a take-over (absorption) by another company or merges (fusion) with one or more companies forming a new company, the Bonds will be convertible and/or exchangeable into the shares of the acquiring or new company, at the ratio of 105 per cent of an average stock exchange price of the Bonds and of the price on listing of the shares of the resulting company.

2.5.7.1 MAINTENANCE OF BONDHOLDERS' RIGHTS IN THE EVENT OF VIVENDI ENTERING INTO FURTHER FINANCIAL TRANSACTIONS

             In accordance with French law, Vivendi undertakes, for as long as any of the Bonds with the exchange and/or conversion option into new or existing shares are outstanding, not to reduce its share capital nor to alter the way it allocates its profits. However, Vivendi may create non-voting preference shares on the condition that it reserves the rights of the Bondholders as set out in paragraphs 2.5.7.2 to 2.5.7.4.

2.5.7.2      CAPITAL REDUCTION RESULTING FROM LOSSES

             In the event of a reduction of Vivendi's capital resulting from losses, whether by way of reduction in the nominal value or the number of shares, the rights of Bondholders to receive Vivendi shares will be reduced accordingly, as if such Bondholders had been shareholders as of the date of issue of the Bonds.

2.5.7.3      FINANCIAL TRANSACTIONS

             As a result of any of the following transactions which Vivendi may carry out after this issue date:

             - issue of securities carrying quoted preferential subscription rights,

             - increase in share capital by capitalisation of reserves, profits or share premia and distribution of bonus shares, or the subdivision or consolidation of shares,

             - capitalisation of reserves, profits or share premia effected by increasing the nominal value of shares,

             -    distribution of reserves in cash or in securities,

             - distribution to shareholders of any bonus financial instruments other than shares in Vivendi,

             -    take-over, merger,

             -    repurchase of its own shares,

             the rights of Bondholders will be protected by means of an adjustment of the Vivendi conversion/exchange ratio up to the maturity date or early redemption date in accordance with the provisions set out below.

             Any adjustment shall be calculated in such a manner that the value of the Vivendi shares which would have been delivered in the event of an exercise of the Vivendi conversion/exchange right before the occurrence of one of the transactions mentioned above is equivalent to the value of the shares which would have been delivered in the event of an exercise of the conversion/exchange right after the occurrence of such transaction.

             In the event of an adjustment carried out in accordance with paragraphs 1. to 7. below, the new Vivendi conversion/exchange ratio will be calculated to three decimal places by rounding to the nearest thousandth (with 0.0005 being rounded upwards). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Vivendi conversion/exchange ratio. However, the conversion and/or exchange of Bonds may only result in the delivery of a whole number of shares, the treatment of fractions being dealt with below (see paragraph 2.5.8).

         1. In the event of a financial transaction conferring quoted preferential subscription rights, the new conversion/exchange ratio of Vivendi shares will be determined by multiplying the ratio in effect prior to the relevant transaction by the following formula:

                        share price ex-subscription right
                    plus the price of the subscription right
                    ----------------------------------------
                        share price ex-subscription right

             For the purposes of calculating this formula, the prices of the share ex-subscription right and of the subscription right will be determined on the basis of the average of the opening prices quoted on the SBF-Bourse de Paris on each stock exchange trading day falling in the subscription period during which the shares ex-subscription right and the subscription right are simultaneously quoted.

         2. In the event of an increase in share capital by capitalisation of reserves, profits or share premia and distribution of bonus shares, or by the subdivision or consolidation of shares, the new conversion/exchange ratio will be determined by multiplying the conversion/exchange ratio in effect prior to the relevant transaction by the following formula:

                   Number of shares existing after transaction
                   -------------------------------------------
                  Number of shares existing before transaction

          3. In the event of an increase in share capital by means of a capitalisation of reserves, profits or share premia effected by increasing the nominal value of the shares, the nominal value of the shares which may be delivered to Bondholders exercising their conversion/exchange rights in Vivendi shares will be increased accordingly.

         4. In the event of a distribution of reserves in the form of cash or securities, the new conversion/exchange ratio of Vivendi shares will be determined by multiplying the conversion/exchange ratio in effect prior to the relevant transaction by the following formula:

                         Share price before distribution
       ------------------------------------------------------------------
       Share price before distribution less the amount distributed or the value of the securities distributed in relation to each share

             For the purposes of calculating this formula:

               - the share price before the distribution will be calculated on the basis of the average of the opening prices quoted on the SBF-Bourse de Paris on 20 consecutive stock exchange trading days on which the shares are quoted, chosen from the period of 40 trading days preceding the date of distribution;

               - the value of securities distributed will be calculated as described above if the securities are quoted on a regulated or other similar exchange. Such value will be determined on the basis of the average of the opening prices quoted on such regulated or other exchange on 20 consecutive stock exchange trading days on which the shares are quoted, chosen from the period of 40 stock exchange trading days following the date of distribution if the securities are quoted during the period of 40 stock exchange trading days following their distribution or, in any other case, as determined by an expert.

         5. In the event of a distribution of bonus financial instruments other than shares in Vivendi, the new conversion/exchange ratio of Vivendi shares will be equal to:

             (a) if the right to receive financial instruments is quoted on the SBF-Bourse de Paris, the product of the conversion/exchange ratio of Vivendi shares in effect prior to the relevant transaction and the following formula:

                      Share price ex-right to receive plus
                        the price of the right to receive
                      -------------------------------------
                         Share price ex-right to receive

                  For the purposes of calculating this formula, the prices of the shares ex-right to receive and of the right to receive will be determined on the basis of the average of the opening prices quoted on the SBF-Bourse de Paris of the shares and the right to receive on the first 10 stock exchange trading days on which the shares and the right to receive are simultaneously quoted. In the event that this calculation were to result from less than five quotations the calculation will be validated or evaluated by an expert.

             (b) if the right to receive financial instruments is not quoted on the SBF-Bourse de Paris, the product of the conversion/exchange ratio in effect prior to the relevant transaction and the following formula:

          Price of the share ex-right to receive, plus the value of the financial instruments attached to each share
          -------------------------------------------------------------
                     Price of the shares ex-right to receive

                  For the purposes of calculating this formula, the prices of the shares ex-right to receive and of the financial instruments attached to each share, if the latter are quoted on a regulated or other similar market, will be determined on the basis of the average opening prices quoted on 10 consecutive stock exchange trading days following the date of attribution of such financial instruments during which the shares and the financial instruments are simultaneously quoted. If the financial instruments are not quoted on a regulated or other similar market, their value will be determined by an expert.

         6. In the event that Vivendi is taken over (absorption) by another company or is merged (fusion) with one or more companies forming a new company or is demerged (scission), the Bonds will be convertible and/or exchangeable into the shares of the acquiring or new company or the companies resulting from the demerger.

             The new conversion/exchange ratio of Vivendi shares will be determined by adjusting the conversion/exchange ratio in effect prior to the commencement of the transaction, by reference to the rate of exchange of shares in Vivendi against shares in the acquiring or new company.

         7. In the case of the buy-back by Vivendi of its own shares at a price higher than the market price, the new Vivendi conversion/exchange ratio shall be equal to the product of the existing Vivendi conversion/exchange ratio and the following ratio, calculated to the nearest hundredth of a share:

           Share value + Pc per cent x (Buy-back price - share-value)
           ----------------------------------------------------------
                                   Share value

             Where:

             "Share value" means the average value over at least 10 consecutive stock exchange trading days chosen from the 20 stock exchange trading days immediately preceding the buy-back (or the right to buy-back)

             "Pc per cent" means the percentage of capital bought back

             "Buy-back price" means the actual price at which the shares are bought back (by definition, this will be higher than the market price).

         In the event that Vivendi carries out transactions in respect of which an adjustment under one of paragraph 1. to 7. above has not been carried out and where later French law or regulations would require an adjustment, it will carry out such an adjustment in accordance with the regulations and market practice in effect in France at such time.

         The board or directors shall report on the components of the calculation and on the results of any adjustment in the next annual report.

2.5.7.4  PUBLICATION OF INFORMATION RELATING TO ADJUSTMENTS

         In the event of an adjustment by Vivendi, the new Vivendi conversion/exchange ratio will be notified to the Bondholders by a notice published in the Bulletin des Annonces legales obligatoires and in a financial newspaper having general circulation in France and by a notice of the SBF-Bourse de Paris.

2.5.8    TREATMENT OF FRACTIONS

         Each Bondholder exercising its rights under the Bonds may receive a number of shares in Vivendi or Vivendi Environnement calculated by multiplying the number of Bonds presented by the relevant conversion/exchange ratio in effect at such time, subject to paragraph
         2.5.4.2 in the case of Vivendi Environnement.

         If the number of shares so calculated is not a whole number, the Bondholder may request the delivery of:

         - either the nearest whole number of shares immediately less than its entitlement; in which case the Bondholder will receive a cash payment equal to the value of such fraction of a share, calculated on the basis of the opening share price quoted on the exchange on the last stock exchange trading day of the exercise period during which Vivendi's shares were quoted or, as applicable, for Vivendi Environnement shares, on the basis of the first listing price of Vivendi Environnement shares;

         - or the nearest whole number of shares immediately greater than such entitlement, provided that in such case such Bondholder pays to Vivendi Environnement an amount equal to the value of the additional fraction of a share requested, calculated on the basis set out in the preceeding paragraph.

2.5.9    NOTICE TO NOTEHOLDERS

         In the event that Vivendi intends to carry out a transaction carrying preferential subscription rights for its existing shareholders, the Bondholders will be notified prior to the commencement of such transaction by a notice published in the Bulletin des Annonces legales obligatoires, in a financial newspaper having general circulation in France and by a notice of the SBF-Bourse de Paris.

2.5.10   EFFECT OF CONVERSION AND/OR EXCHANGE ON EXISTING VIVENDI SHAREHOLDERS

         The information provided below, together with the terms of the transaction, will comprise the additional report prepared in accordance with articles 155-2 and 155-3 of the decree of 23 March 1967. This additional report, together with the additional report of the statutory auditors of Vivendi, is available to shareholders at the registered office of Vivendi during the prescribed period and will be brought to their attention at the next general meeting.

         On the assumption that all the Bonds issued are converted into new Vivendi shares, the effect of this conversion on the Vivendi shareholders will be as follows:

         1. Effect of the issue and conversion into Vivendi shares on the holding of a shareholder with a one per cent interest in Vivendi's share capital prior to the issue and who does not subscribe for
            Bonds:


                                                                  HOLDING
                                                                    (%)

            Before the issue of the Bonds                          1.00%

            After the issue and conversion of 9,594,096            0.943%
            Bonds

            After the issue and conversion of 11,070,111           0.935%
              Bonds (if the greater number of Bonds were to
              be issued)

         2. Effect of the issue and conversion into Vivendi shares on its share in the consolidated shareholders' equity for a shareholder holding one share in Vivendi and who does not subscribe for Bonds:


                                                       Share in consolidated
                                                       shareholders' equity
                                                       - Group share as at 31
                                                       December 1998

            Before the issue of the Bonds             49.17 euros (322.51 francs)

            After the issue and conversion of
            9,594,096 Bonds                           61.76 euros (405.09 francs)

            After the issue and conversion of
            11,070,111 Bonds (if the greater
            number of Bonds were to be issued)        63.57 euros (416.97 francs)


            In the event that all the Bonds are exchanged for existing shares, the position of existing shareholders will not be affected.

            Taking into account the issue price and the aggregate principal amount of the issue, the issue of the Bonds should not have a significant effect on the quoted share price.

2.6 SHARES ISSUED UPON CONVERSION OR EXCHANGE INTO VIVENDI SHARES OR VIVENDI ENVIRONNEMENT SHARES, IF IT IS LISTED

2.6.1    RIGHTS ATTACHING TO THE SHARES TO BE ISSUED

2.6.1.1  NEW SHARES TO BE ISSUED ON CONVERSION

         The shares in Vivendi, or, if it is listed, in Vivendi Environnement, to be issued upon conversion of the Bonds shall be subject to all provisions of the respective companies' articles of association (statuts) and will carry dividend rights as of the beginning of the financial year in which conversion takes place. They will entitle holders in respect of that financial year and the following financial years to the same dividend (on the basis of the same nominal value) as that paid in respect of other ordinary shares in each of these companies with equivalent rights. As a result, they will be fully assimilated to such ordinary shares in each of these companies from the date of payment of the dividends relating to the preceding financial year, or if none were distributed, following the annual general meeting called to approve the accounts of that financial year.

2.6.1.2  EXISTING SHARES RESULTING FROM EXCHANGE

         The shares in Vivendi, or, if it is listed, in Vivendi Environnement, delivered on exchange shall be existing ordinary shares conferring on their holders, from the date of delivery, all the rights attached to ordinary shares in each of these companies.

2.6.1.3  GENERAL PROVISIONS

         Each new or existing share in Vivendi, or, if it is listed, in Vivendi Environnment, gives the right to an interest in the assets, profits and liquidation surplus of the relevant company in proportion to that part of the share capital represented by it, taking account of whether any share capital has been redeemed or not, whether the shares have been fully paid up or not, the nominal value of ordinary shares and the rights of different classes of shares.

         The Vivendi shares are moreover subject to the provisions of the articles of association (see, in particular, "Distribution of Profits", "General Meetings" and "Dividends" in Chapter III of this final prospectus).

         Vivendi Environnement shares will be subject to the provisions of the articles of association in force at the date of conversion/exchange of Vivendi Environnement shares, as those articles of association are set out in the prospectus or offer document prepared in the context of a listing of Vivendi Environnement.

         Dividends which have not been claimed five years after their payment are statute barred and become the property of the French state.

2.6.2    TRANSFERABILITY OF THE SHARES

         No provision in the articles of association limits the free transferability of the Vivendi shares and the same will apply to Vivendi Environnement shares after their listing.

2.6.3    NATURE AND FORM OF THE SHARES

2.6.3.1  VIVENDI SHARES

         The Vivendi shares shall be either in bearer or registered form.

         Whatever their form, the Vivendi shares are required to be recorded in an account maintained by Vivendi or by an authorised intermediary. The rights of each holder will be represented by an entry in its name in an account maintained by Vivendi in the case of fully registered shares and by the intermediary of the holder's choice in the case of administered registered shares or bearer shares.

2.6.3.2  VIVENDI ENVIRONNEMENT SHARES

         The Vivendi Environnement shares, because they are not admitted to trading on a regulated market, are currently in registered form. If Vivendi Environnement is listed, its shares could also be in bearer form, if the shareholder chooses. The rights of the bearer would then be represented by an entry in its name in an account maintained by Vivendi Environnement in the case of fully registered shares, and by the intermediary of the holder's choice in the case of administered registered shares or bearer shares.

2.6.4    TAXATION OF SHARES

         Pursuant to current legislation, the following is a summary of the provisions which may apply to the investors. Individuals and corporate entities holding the shares should however consult their usual tax advisers for details of the tax regime applicable to them.

         Persons not resident in France for tax purposes should comply with the tax legislation in force in the jurisdiction in which they are resident.

2.6.4.1  PERSONS WHO ARE RESIDENT IN FRANCE FOR TAX PURPOSES

         1. Individuals holding their shares as part of their private assets

             (a) Dividends

                  Dividends paid by French companies, including a tax credit of 50 per cent, are taken into account for the calculation of total income in the category of income from shares; dividends benefit from the global annual allowance of FRF 16,000 for married couples subject to a joint assessment and FRF 8,000 for a single person, widower, divorced person or married couples subject to separate tax treatment.

                  Dividends are currently taxable on the following basis:

                   -  after allowance, to income tax on a progressive scale

                   -  a social deduction of 2 per cent

                   -  a general social contribution of 7.5 per cent, of which
                      5.1 per cent is deductible from income tax

                   -  a social debt repayment contribution of 0.5 per cent

                  The tax credit attached to dividends is set-off against the total amount of income tax payable or is repayable in the case of any excess.

             (b) Capital gains

                  Pursuant to article 92 B of the General Tax Code, capital gains resulting from the sale of shares by individuals are taxable at the rate of 26 per cent comprising:

                   - 16 per cent pursuant to article 200 A2 of the General Tax Code

                   -  a general social contribution of 7.5 per cent

                   -  a social deduction of 2 per cent

                   -  a social debt repayment contribution of 0.5 per cent

                  if the total amount of securities disposed of during the calendar year exceeds the threshold of FRF 50,000.

                  Capital gains realised by individuals who hold or have held, directly or indirectly, during the five years preceding the transfer more than 25 per cent of rights to profits of the company are taxed without any threshold at the rate indicated above.

                  Capital losses can be set off against gains of the same nature from the same year or, if necessary, the following five years.

             (c) Special regime for share savings plans

                  Shares issued by French companies are eligible to be held in a share savings plan (Plan d'epargne en Actions), created by law no. 92-666 of 16 July 1992.

                  Subject to certain conditions, the dividends received and the capital gains realised are exempt from income tax, but are still subject to the social deduction, the general social contribution and the social debt repayment conditions.

                  The table below summarises the different taxes applicable as at 1 January 1999 on the basis of the closing date of the plan:


    DURATION OF THE     SOCIAL       GENERAL         SOCIAL            INCOME TAX   TOTAL
     SHARE SAVINGS      DEDUCTION    SOCIAL          DEBT
         PLAN                        CONTRIBUTION    REPAYMENT
                                                     CONTRIBUTION
   ------------------------------------------------------------------------------------------

   less than 2 years      2.0%        7.5%            0.5%             22.5%         32.5%(1)
    between 2 and 5
         years            2.0%        7.5%            0.5%             16.0%         26.0%(1)
   more than 5 years      2.0%        7.5%(2)(3)      0.5%(4)           0.0%         10.0%
   -------------------------------------------------------------------------------------------

            (1)   Over the whole amount where the threshold has been exceeded.

            (2) Limited to 3.4 per cent where income has been realised between 1 January 1997 and 31 December 1997.

            (3)   For income realised after 1 January 1998.

            (4)   For income realised after 1 February 1996.

         2.       Legal entities subject to corporation tax

             (a) Dividends

                  Dividends received by legal entities subject to corporation tax, together with a tax credit equal to 45 per cent of the value of the dividend, are included in total taxable income, which is taxed at the rate of 33 1/3 per cent. The tax credit is deductible from the corporation tax calculated.

                  In addition, on the basis of the amount of tax calculated as described above and before taking into account any tax credits, legal entities are subject to the following additional contributions:

                   - 10 per cent for companies with an annual turnover of less than FRF 50 million, whose share capital is fully paid and held continuously as to at least 75 per cent by individuals (or by companies which also satisfy these conditions);

                   - 10 per cent for other companies plus a further 10 per cent contribution in respect of financial years ending in 1999.

                  Where the company fulfils the above conditions and has opted for the parent company tax regime pursuant to articles 145, 146 and 216 of the General Tax Code, the dividends received are not taxed but the related tax credits cannot be used for payment of taxes due by the company. These tax credits may be pre-accounted for.

                  It should be noted that the 1999 Finance Bill provides that a fixed portion of expenses equal to 2.5 per cent of gross dividends received by parent companies (other than tax groups) will be taxable.

             (b) Capital gains

                  Capital gains arising from the disposal of equity participations or of shares which are treated for tax purposes as long-term equity participations are eligible for the long-term capital gains regime, provided a special reserve of long-term capital gains is created, and are taxable at the following rates:

                   - 19 per cent plus a temporary additional contribution of 10 per cent, giving a total rate of 20.9 per cent for legal entities with a turnover of less than FRF 50 million, whose share capital is fully paid and held continuously as to at least 75 per cent by individuals (or by companies which also satisfy these conditions);

                   - 19 per cent plus two temporary additional contributions of 10 per cent, giving a total rate of 22.8 per cent applicable to all other legal entities in respect of financial years ending in 1999 and at the rate of 19 per cent plus a temporary contribution of 10 per cent giving a total rate of 20.9 per cent in respect of financial years ending on or after 1 January 2000.

                  Disposals of shares other than equity participations will give rise to a gain or loss included in the taxable income of the legal entity and which is taxable at the following rates:

                   - 33 1/3 per cent plus a temporary additional contribution of 10 per cent, giving a total rate of 36 2/3 per cent for legal entities with a turnover of less than FRF 50 million, whose share capital is fully paid and held continuously as to at least 75 per cent by individuals (or by companies which also satisfy these conditions);

                    - 33 1/3 per cent plus two temporary additional
                      contributions of 10 per cent, giving a total rate of 40 per cent for other corporate entities in respect of financial years ending in 1999 and at the rate of 33 1/3 per cent plus a temporary contribution of 10 per cent, giving a total rate of 36 2/3 per cent in respect of financial years ending on or after 1 January 2000.

                  Provisions follow the tax regime pursuant to which the capital losses would have been treated had they been realised.

                  Write-backs of provisions follow the tax regime pursuant to which the provisions were initially constituted.

2.6.4.2  SHAREHOLDERS WHO ARE NOT RESIDENT IN FRANCE FOR TAX PURPOSES

         (a) Dividends

             Dividends distributed by companies having a registered office in France are subject to withholding at source of 25 per cent when the registered office or tax domicile of the beneficiary is outside France.

             This withholding tax may be reduced or even eliminated as a result of a double tax treaty.

             As an exception, dividends from a French source paid to persons who do not have a tax domicile or registered office in France and who are entitled to transfer their tax credit pursuant to a tax treaty in order to avoid double taxation shall be subject to withholding tax at the reduced rate provided for in the treaty, provided that the relevant persons prove, before the date of payment of the dividends, that they are not resident in France for tax purposes pursuant to the relevant treaty (Instruction administrative 4-J-1-94 of 13 May 1994).

         (b) Capital gains

             The tax provided for in article 92 B of the General Tax Code does not apply to gains arising from the sale of securities for value by persons who are not resident for tax purposes in France within the meaning of article 4 B of the General Tax Code, or whose registered office is outside France (article 244 bis C of the General Tax
             Code).

2.6.5    LISTING OF NEW SHARES

         Application shall be made to list the new Vivendi shares issued as a result of conversion of the Bonds periodically on the SBF-Bourse de Paris. Existing Vivendi shares that have been exchanged for Bonds shall be immediately tradable on such exchange.

         If Vivendi Environnement is listed, the new or existing Vivendi Environnement shares resulting from a conversion or exchange of Bonds will be admitted to trading on a French regulated market, under conditions which will be set out in the prospectus or offer document relating to the listing.

2.6.6    LISTING OF SHARES

2.6.6.1  ASSIMILATION OF NEW SHARES

         Application shall be made to list the new Vivendi shares resulting from conversion to trading on the SBF-Bourse de Paris based on the date from which they carry full dividend rights either directly on the same line with the existing shares or, initially, on a second line.

2.6.6.2  OTHER PLACES OF LISTING

         Vivendi has not applied to have its shares listed on any other regulated exchange. Vivendi Environnement is not listed as at the date of this prospectus.

2.6.6.3  OTHER MARKETS

         Options on the shares of Vivendi are quoted on the MONEP.

2.6.6.4  VOLUME OF TRANSACTIONS AND MOVEMENTS IN SHARE PRICE

         The table below shows the share price and the volume of transactions in shares of Vivendi on the Premier-Marche of the SBF-Bourse de Paris in the past 18 months.

MONTH         HIGHEST SHARE      LOWEST SHARE     AVERAGE      DAILY AVERAGE
                  PRICE              PRICE         DAILY      AMOUNT OF CAPITAL
                                                  NUMBER       TRANSFERRED
                                                    OF
                                                  SHARES
                                                  TRADED
               IN      IN          IN      IN                   IN         IN
             FRANCS   EUROS      FRANCS   EUROS              THOUSANDS  THOUSANDS
                                                            OF FRANCS  OF EUROS
----------------------------------------------------------------------------------
1997
October        747   113.88        565    86.13   423,948    287,815   43,877.1
November       785   119.67        680   103.67   631,625    461,116   70,296.7
December       844   128.67        744   113.42   443,853    349,790   53,325.1

----------------------------------------------------------------------------------
1998
January        889   135.53        774   118.00   434,504    360,348   54,934.7
February       964   146.96        889   135.53   432,830    398,500   60,750.9
March        1,062   161.90        956   145.74   761,210    750,562  114,422.4
April        1,169   178.21        997   151.99   575,491    628,117   95,755.8
May          1,248   190.26      1,130   172.27   478,865    566,228   86,320.9
June         1,319   201.08      1,201   183.09   577,274    716,956  109,299.2
July         1,440   219.53      1,274   194.22   642,224    858,151  130,824.3
August       1,318   200.93      1,149   175.16   384,810    481,516   73,406.6
September    1,322   201.54      1,036   157.94   584,155    695,491  106,026.9
October      1,310   199.71        990   150.92   602,989    683,084  104,135.5
November     1,397   212.97      1,192   181.72   526,212    677,476  103,280.6
December     1,450   221.05      1,213   184.92   626,503    833,853  127,120.1

----------------------------------------------------------------------------------
1999
January   1,738.29   265.00   1,469.34   224.00   714,061  1,063,392  162,113.0
February  1,746.16   266.20   1,498.86   228.50   506,081    806,407  122,936.0
March     1,589.38   242.00   1,449.66   221.00   614,475    928,455  141,542.0
----------------------------------------------------------------------------------

      Source: Fininfo

2.6.7    COMPETENT COURTS

         Any claim against Vivendi or Vivendi Environnement as defendant will be submitted to the jurisdiction of the competent courts at the location of their registered office which will be designated in accordance with the nature of the dispute, unless otherwise provided by the Nouveau Code de Procedure Civile.

2.7      GUARANTEE

         The text of the independent first demand guarantee referred to in paragraph 2.2.12 above is set out below:

         "INDEPENDENT FIRST DEMAND GUARANTEE

         Vivendi, a French limited liability company (societe anonyme) with a share capital of euro 2,581,074,080, registered at the Registre du commerce et des societes in Paris under company number 780 129 961 and having its registered office at 42 avenue de Friedland, 75008 Paris, represented by its Chairman acting pursuant to resolutions of its Board of Directors dated 11 March and 8 April 1999.

         BACKGROUND

         On 13 April 1999, our subsidiary, Vivendi Environnement of which we hold nearly 100 per cent of the shares and voting rights, launched an issue of Bonds with a total nominal amount of euro 2,600,000,016 represented by 9,594,096 Bonds convertible and/or exchangeable into new or existing shares of Vivendi or, if it is listed, Vivendi Environnement which can be increased to euro 3,000,000,081 represented by 11,070,011 Bonds convertible and/or exchangeable into new or existing shares of Vivendi or, if it is listed, Vivendi Environnement; the terms of these Bonds are contained in a final prospectus which was given the visa number 99-390, dated 14 April 1999 from the Commission des operations de bourse.

         Vivendi guarantees the performance by Vivendi Environnement of all its obligations under the Bonds.

         INDEPENDENT FIRST DEMAND GUARANTEE

         Vivendi (the "Guarantor"), hereby irrevocably and unconditionally undertakes to pay, on first demand, all amounts due and payable, including interest, capitalised interest, interest for late payment, principal and premium, including any tax, costs and expenses, in respect of the Bonds. The Guarantor also guarantees the performance by Vivendi Environnement of its obligations of conversion and/or exchange of the Bonds into shares.

         Demand under the Guarantee may be made by registered letter with acknowledgement of receipt by the representatives of the masse of Bondholders.

         Payments of money will be made for the Bondholders' account to the centralising agent which centralises the financial service of the issue, in immediately available funds in euros by 11.00 am at the latest on the day following receipt of demand being made under the Guarantee. The shares will also be delivered to the centralising agent within the same time limits.

         The fact that there ceases to be any relationship between the Guarantor and Vivendi Environnement will not affect the existence, scope or enforceability of this Guarantee, or the payment of sums due or the delivery of shares pursuant to a demand made under the Guarantee.

         This Guarantee will remain in force until full and final payment of the sums due and the delivery of the shares due by Vivendi Environnement under the Bonds.

         In the event of the Guarantor's failure to pay any sum payable under the Guarantee, interest on such sum will accrue, from the end of the period referred to above (that is the date following the day on which demand under the Guarantee is made), at a rate equivalent to the European Overnight Index Average, the daily interbank rate for euro deposits, published on page 247 of Telerate (or any other page or screen which may replace it); increased by a 2% margin for each day from the date on which the sums are due to the date of effective payment and calculated on the basis of the number of days elapsed and a year of 365 days (or 366 in the case of a leap year). In the event of failure to deliver shares due under the Guarantee, the market value of the undelivered shares will form the basis of the calculation of interest for late payment in the same way.

         All payments due by the Guarantor will be subject to any tax required to be deducted at source, and any taxes imposed by law upon the Bondholders.

         The Guarantor waives its rights to bring an action against Vivendi Environnement which would bring it into competition with the Bondholders until the Bondholders have received full payment of the sums due from Vivendi Environnement under the Bonds.

         The Guarantee is a direct, unconditional, unsubordinated and unsecured obligation of the Guarantor and (subject to mandatory statutory exceptions) ranks pari passu with all other present or future unsecured debts and guarantees of the Guarantor.

         The Guarantor undertakes, until the conversion, exchange or effective repayment of all the Bonds or, as the case may be, until the fulfilment of its obligations under the Guarantee, not to grant any charge (hypotheque) over its real property assets which it owns or may own in the future or pledge its business (fonds de commerce) for the benefit of other bondholders without granting the same security on a pari passu basis to this Guarantee. This undertaking relates exclusively to bonds (obligations) and in no way affects the right of the Guarantor to dispose of its assets or to grant security over such assets in any other circumstances.

         The undertaking of the Guarantor to pay or deliver to the centralising agent, for the benefit of the Bondholders, all sums or shares that the representatives of the masse of Bondholders may demand of it, constitutes a separate obligation, independent of Vivendi Environnement's obligations.

         This Guarantee is governed by French law. All litigation concerning its validity, interpretation or performance, will be submitted to the competent courts of Paris. The Guarantor does not benefit from any immunity in relation to jurisdiction or enforcement in France.

         This Guarantee will take effect on the date of the settlement and delivery of the Bonds.

         IN PARIS

         14 April 1999

         In four (4) originals, of which one is for the Guarantor, one is for Vivendi Environnement, one for the representatives of the masse of Bondholders and one for the centralising agent.

         VIVENDI"

                    PRESENTATION OF VIVENDI ENVIRONNEMENT

                                 CHAPTER III

                 GENERAL INFORMATION ON VIVENDI ENVIRONNEMENT
                            AND ITS SHARE CAPITAL

3.1      GENERAL INFORMATION ON VIVENDI ENVIRONNEMENT

3.1.0    COMPANY NAME AND REGISTERED OFFICE

         Company name: Vivendi Environnement (previously Societe d'Investissement et de Gestion 13)

         Registered office:  42, avenue de Freidland, 75008 Paris

3.1.1    LEGAL STATUS

         Vivendi Environnement is a French limited liability company (societe anonyme) governed by French law.

3.1.2    GOVERNING LAW

         The company is subject to the provisions of Law No 66-537 of 24 July 1966 and to Decree No. 67-236 of 23 March 1967 relating to commercial companies.

3.1.3    DATES OF INCORPORATION AND EXPIRY - DURATION

         The duration of the company is fixed at 99 years starting from 18 December 1995. The company will therefore be dissolved on 18 December 2094, unless dissolved earlier or unless its duration is extended.

3.1.4    OBJECTS OF THE COMPANY

         The company's objects, directly or indirectly, in France and abroad, are:

         - to provide all services relating to the environment, in particular, water, sewage, energy, transport, waste management, etc. for private, commercial and public clients;

         - to acquire, hold and use all patents, licences, trademarks and designs relating directly or indirectly to the company's operations;

         - to acquire participations in, by subscription, purchase, delivery, exchange or any other means, any shares, bonds or other securities of companies that are already in existence or that are to be created, and the ability to sell any such participations;

         - to undertake all commercial, industrial, financial or property-related operations directly or indirectly relating to the objects set out above

3.1.5    REGISTER OF COMMERCE AND COMPANIES (REGISTRE DU COMMERCE ET DES
         SOCIETES)

         The registered number of the company is 403 210 032 R.C.S. Paris

3.1.6    INSPECTION OF LEGAL DOCUMENTS

         Vivendi Environnement legal documents can be inspected at its registered office at the above address.

3.1.7    FINANCIAL YEAR

         From 1 January to 31 December of each year.

3.1.8    DISTRIBUTION OF PROFITS

         From the profits for the financial year (less, if applicable losses from previous financial years), there shall be a compulsory deduction in the first instance of at least 5 per cent for the creation of a reserve fund known as the "legal reserve"; such deduction shall cease to apply when the "legal reserve" reaches a tenth of total share capital.

         Distributable profits consist of the profits for the financial year, as reduced by losses from previous financial years as well as by sums transferred to reserves pursuant to the applicable law and by-laws, and increased by profits carried forward.

         The general meeting of shareholders may, on the proposal of the Board of Directors, in whole or in part, decide to allocate distributable profits to create reserve funds, or to shareholders in the form of dividends or interim dividends.

         The general meeting of shareholders may always decide to carry forward to the following financial year the whole or a part of the distributable profits for a financial year or, in the circumstances provided by the law, to distribute sums deducted from the company's available reserve funds.

3.1.9    GENERAL MEETINGS OF SHAREHOLDERS

         The shareholders' meetings are convened, held and voted at in accordance with French legal requirements (including notice periods).

3.2      GENERAL INFORMATION ON THE SHARE CAPITAL OF VIVENDI ENVIRONNEMENT

3.2.0    CHANGES IN SHARE CAPITAL AND ITS OWNERSHIP

         The shareholders may, in an extraordinary general meeting and within the conditions fixed by French law, increase or decrease the share capital, or delegate to the Board of Directors the power to do so.

3.2.1    SHARE CAPITAL

         The share capital currently amounts to euro 15 million, divided into 1,000,000 shares with a nominal value of euro 15, all of which are paid in full and are in the same class.

         The shares are not listed for trading on a regulated market and are in registered form. If the shares were listed, the shareholders would have the right to choose between holding the shares in registered form or bearer form.

3.2.2    AUTHORISATION OF BOARD OF DIRECTORS TO INCREASE SHARE CAPITAL

         The only current authorisation to increase share capital is for an increase in share capital following conversion of the Bonds (see paragraph 2.1.1 above).

3.2.3    SECURITIES NOT REPRESENTATIVE OF CAPITAL

         None.

3.2.4    OTHER SECURITIES CONFERRING RIGHTS TO CAPITAL

         None.

3.3      CURRENT OWNERSHIP OF SHARES AND VOTING RIGHTS IN VIVENDI
         ENVIRONNEMENT

3.3.0    SHAREHOLDERS

         At the date of this final prospectus, the whole of Vivendi Environnement's share capital is held by Vivendi.

3.3.1    CONTROL OF VIVENDI ENVIRONNEMENT

         Vivendi Environnement is fully controlled by Vivendi.

                                  CHAPTER IV

                        INFORMATION ON THE ACTIVITY OF
                            VIVENDI ENVIRONNEMENT

         Vivendi Environnement has not conducted any material business activity since its incorporation.

                                  CHAPTER V

                   ASSETS, LIABILITIES, FINANCIAL SITUATION
                     AND RESULTS OF VIVENDI ENVIRONNEMENT

5.1 SUMMARY PROFIT AND LOSS ACCOUNT FOR THE FINANCIAL YEARS 1996, 1997 AND 1998 (IN FRENCH FRANCS)

---------------------------------------------------------------------------------
                                            1998            1997            1996
---------------------------------------------------------------------------------
REVENUE                                       --              --              --
Taxes                                        593             583             241
Other operating expenses                  12,963           3,909           3,727
Depreciation and financial                    --              --              --
  provisions
OPERATING LOSS                           -13,556          -4,491          -3,968
FINANCIAL LOSS                                --              --              --
CURRENT LOSS FROM OPERATIONS             -13,556          -4,491          -3,968
EXCEPTIONAL LOSS                              --              --              --
LOSS                                     -13,556          -4,491          -3,968


5.2 SUMMARY OF BALANCE SHEETS FOR THE FINANCIAL YEARS 1996, 1997 AND 1998 (IN FRENCH FRANCS)

---------------------------------------------------------------------------------
                                            1998            1997            1996
---------------------------------------------------------------------------------
ASSETS
Shares subscribed but not called         125,000         125,000         125,000
Fixed assets                                  --              --              --
Receivables                              100,000         100,000         100,000
Cash and equivalents                          --          11,485          15,977
CURRENT ASSETS                           100,000         111,485         115,977
TOTAL ASSETS                             225,000         236,485         240,977
LIABILITIES
Capital (including actual payments       250,000         250,000         250,000
  of:  125,000)
Additional paid in                            --              --              --
Reserves                                      --              --              --
Retained earnings                        -13,515          -9,023          -5,055
Loss from the financial year             -13,556          -4,491          -3,968
TOTAL SHAREHOLDERS' EQUITY               222,929         236,485         240,977
PROVISIONS                                    --              --              --
Borrowings from and liabilities to         2,071              --              --
  financial institutions
TOTAL LIABILITIES                        225,000         236,485         240,977

                                  CHAPTER VI

              BOARD OF DIRECTORS, MANAGEMENT AND SUPERVISION OF
                            VIVENDI ENVIRONNEMENT

6.1      PRESENTATION OF COMPANY OFFICERS

         BOARD OF DIRECTORS

         Jean-Marie Messier
         Eric Licoys
         Henri Proglio
         Guillaume Hannezo
         SNIG represented by Dominique Gibert

6.3      INTERESTS OF COMPANY OFFICERS IN THE CAPITAL OF VIVENDI
         ENVIRONNEMENT

         Each director owns one share.

6.4      EMPLOYEE PARTICIPATION SCHEMES

         None.

                                 CHAPTER VII

                 RECENT DEVELOPMENTS AND FUTURE PROSPECTS OF
                            VIVENDI ENVIRONNEMENT

As soon as the 1999 accounts are closed, Vivendi will publish Vivendi Environnement's pro-forma accounts. It is intended that its listing shall only occur after Vivendi has made the maximum use of its tax losses carried forward, that is for about 3 years on current forecasts.

Vivendi Environnement will, at the date of its first listing, encompass the bulk of the Vivendi group's Utilities Division's activities as at that date.

The Group intends to maintain a holding of more than 67% in Vivendi Environnement for 5 years.

                           PRESENTATION OF VIVENDI

                                 CHAPTER III

                        GENERAL INFORMATION ON VIVENDI
                            AND ITS SHARE CAPITAL

The information for this chapter relating to Vivendi is provided in the document de reference registered with the Commission des operations de bourse on 13 April 1999 under number R.99-089.

That information is correct at the date of this final prospectus, save for the following:

CHANGE IN SHARE CAPITAL

The Board of Directors is to propose to the shareholders' general meeting (l'assemble generalee mixte) to be held on 11 May 1999 that it pass a resolution to, first, increase the share capital by euro 80,658,565 from euro 2,581,074,080 to euro 2,661,732,645 by incorporating premiums paid for stock issues and capital contributions and by raising the nominal value of the shares from euro 16 to euro 16.50, and, second, reduce the nominal value of the shares from euro
16.50 to euro 5.50 by means of a compulsory exchange of one old share with a nominal value of euro 16 for 3 new shares of a nominal value of euro 5.50.

This exchange will be carried out automatically via Sicovam on 7 June 1999 by multiplying by 3 the balance of shares appearing in the accounts of affiliated members, in respect of bearer shares or shares in administrative registered form (nominatif administre), and individual accounts in respect of fully registered shares (nominative pure). This will be done with effect from the end of the accounting day 4 June 1999.

EMPLOYEE SHAREHOLDERS

With the aim of increasing the financial involvement of employees in the company at the end of March 1999, Vivendi offered its employees a new programme allowing such employees to buy shares in the company.

The new proposed product, which exists alongside the standard Group Savings Plan (Plan d'Epargne Groupe (PEG)), offers employees several levels of subscription rights, in each case backed by a contribution from the company. The initial subscription payment of an employee is multiplied by 10 by means of an interest-free bank loan, repayment of which is guaranteed and automatic at the end of the 5 year period during which the invested funds are unavailable. A return of 5% per annum on the total amount initially subscribed, inclusive of the company's contribution, is guaranteed in the event that the share price either drops or remains the same.

As of 22 January 1999 employee shareholders held 2.42 per cent of the company's capital and 2.94 per cent of its voting rights, due in large part to the significant growth of the Group Savings Plan (PEG).

CONVERTIBLE BONDS

As at the end of the conversion period of the Vivendi (ex-Havas) 3.50 per cent Convertible Bonds due February 1996, almost all of the bonds have been converted into shares and have given rise to the creation of 3,081,020 new shares since 22 January 1999.

                                  CHAPTER IV

                    INFORMATION ON THE BUSINESS OF VIVENDI

The information for this chapter relating to Vivendi is provided in the document de reference registered with the Commission des operations de bourse on 13 April 1999 under number R.99-089.

                                  CHAPTER V

                   ASSETS, LIABILITIES, FINANCIAL SITUATION
                            AND RESULTS OF VIVENDI

The information for this chapter relating to Vivendi is provided in the document de reference registered with the Commission des operations de bourse on 13 April 1999 under number R.99-089.

                                  CHAPTER VI

                BOARD OF DIRECTORS, MANAGEMENT AND SUPERVISION
                                  OF VIVENDI

The information for this chapter relating to Vivendi is provided in the document de reference registered with the Commission des operations de bourse on 13 April 1999 under number R.99-089.

That information is correct at the date of this final prospectus, save for the following:

APPOINTMENT OF NEW DIRECTORS

Vivendi's Board of Directors is to propose to the shareholders' general meeting (l'assemblee generale mixte) to be held on 11 May 1999 that it pass resolutions ratifying the co-opting by the Board of Directors on 26 November 1998 of Mme Esther Koplowitz as director, and appointing M. Eric Licoys, M. Thomas Middelhoff and M. Jean-Marc Espalioux as directors.

Furthermore, Vivendi's Board of Directors is to propose to the shareholders' general meeting (l'assemblee generale mixte) to be held on 11 May 1999 that it pass a resolution amending the articles of association so as to provide for the appointment of a director from among those employees who are members of the board of supervisors of any of the company's mutual funds (Conseil de surveillance des fonds communs de placement d'entreprise), whose assets comprise at least 90% Vivendi shares. The foregoing assumes that pursuant to the group employee savings plan, the percentage of the group's capital held by current and former employees of the company and its subsidiaries is more than 5%.

                                 CHAPTER VII

             RECENT DEVELOPMENTS AND FUTURE PROSPECTS OF VIVENDI

This chapter will first provide certain information relating to US Filter Corporation, whose shares are currently the subject of a take over bid by Vivendi, then to Vivendi itself.

7.1      US FILTER CORPORATION

         In the context of the take over bid for US Filter Corporation by Vivendi (see chapter "Prospects and Recent Developments" in the Vivendi document de reference), the following information relating to the balance sheet and statement of income summarised for the financial years ending 31 March 1996, 1997 and 1998 consists of extracts, translated into French, of the financial statements of US Filter Corporation, set out in compliance with American accounting principles, as published in the annual reports of this company (Annual Report on Form 10-K) for the financial years ending 31 March 1997 and 1998.

         ACQUISITION OF US FILTER

         The following table sets out a summary of financial information relating to US Filter for the three financial years ending on 31 March 1996, 1997 and 1998.

        INCOME STATEMENT                     31 MARCH    31 MARCH    31 MARCH
        (in million dollars)                   1996        1997        1998
                                             (AUDITED)   (AUDITED)   (AUDITED)
                                             ---------   ---------   ---------
        Revenues                              1,090.7     1,764.4     3,234.6
        Cost of sales                          -837.0    -1,376.6    -2,456.2
        GROSS PROFIT                            253.8       387.8       778.4
        Selling, general and                   -192.4      -316.2      -573.0
          administrative expenses
        Purchased in process research and         --          --       -299.5
          development
        Mergers, restructuring,
          acquisition and other related           --         -5.6      -141.1
          charges
        Operating profit/loss                    61.4        66.0      -235.2
        Interest expense                        -16.3       -26.5       -53.9
        Interest and other income                 5.9         3.7         4.9
        Loss before income tax                   51.0        43.2      -284.2
        Income tax expense                      -20.3       -10.7       -15.6
                                              -------     -------     -------
        NET INCOME (LOSS)                        30.7        32.5      -299.8
                                              =======     =======     =======

        Source : Annual Report (Form 10K
          1998)

         BALANCE SHEET                         31 MARCH    31 MARCH   31 MARCH
         (in million dollars)                    1996        1997       1998
                                               (AUDITED)  (AUDITED)  (AUDITED)
                                                -------    -------    -------
         Cash and cash equivalents                 19.0       137.3       48.9
         Operating assets                         365.1     1,105.5    1,479.6
         Other current assets                      10.2        17.1       47.4
         Property, plant and equipment (net)      171.2       319.7      806.5
         Investment in leasehold interests         27.7        23.2       21.7
           (net)
         Costs in excess of net assets of         271.9       788.1    1,027.5
           business acquired (net)
         Other assets                              39.3       101.6      166.2
         TOTAL ASSETS                             904.3     2,397.6    3,597.8
         Operating debts                          224.8       611.6      859.3
         Current portion of long-term debt          7.9        12.0       79.2
         Other current liabilities                 23.0        26.2       45.7
         Notes payable                             43.1        42.6      574.8
         Long-term debt, excluding current          9.8        31.5       56.3
           portion
         Convertible subordinated debt            200.0       554.0      554.0
         Deferred tax liabilities                   1.2        12.2       51.8
         Other liabilities                         15.0        61.7       83.3
         Total shareholders' equity               379.6     1,045.8    1,293.4
                                                  -----     -------    -------
         TOTAL LIABILITIES AND SHAREHOLDER'S
                    EQUITY                        904.3     2,397.6    3,597.8
                                                  =====     =======    =======

         Source : Annual Report (Form 10K 1998 for 1997 and 1998, 10K 1997 for
            1996)


7.2      VIVENDI

         The information for this paragraph is provided in the document de reference registered with the Commission des operations de bourse on 13 April 1999 under number R.99-089.

         It should be noted that the acquisition of US Filter Corporation will, from this year, have a positive impact on the Vivendi group's net income (before amortisation of goodwill and after any synergies) of 6 per cent in 1999 and 12 per cent in 2000.

         Finally, Vivendi Group's external growth (including the financing in part of the acquisition of US Filter) will be provided for by an increase in capital which will occur, if market conditions permit, after the nominal value of the Vivendi shares is divided by 3 which is intended to be done in the general shareholders' meeting (l'assemblee generale) on 11 May 1999. Existing shareholders will be offered preferential subscription rights and this increase in capital will also aim to widen the base of individual shareholders.